As filed with the Securities and Exchange Commission on September 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECK RESOURCES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Canada (Province or other jurisdiction of incorporation or organization)	1400 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Suite 3300, 550 Burrard Street,

Vancouver, British Columbia,

Canada V6C 0B3

(604) 699-4000

(Address, including postal code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

(212) 894-8940

(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service in the United States)

Copies to:

Peter C. Rozee Teck Resources Limited Suite 3300, 550 Burrard Street Vancouver, British Columbia, Canada V6C 0B3 (604) 699-4000	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP 77 King Street West Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0520	Arman G. Farahani McMillan LLP Royal Centre, 1055 West Georgia Street Suite 1500 Vancouver, British Columbia Canada V6E 4N7 (416) 865-7000

Approximate date of commencement of proposed sale of the securities to the public:

as soon as practicable after this registration statement becomes effective.

Province of British Columbia, Canada

(Principal Jurisdiction Regulating this Offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check appropriate box below):
1.	☐	Pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.	☐

Pursuant to Rule 467(b) on (                ) at (                ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

3.	☐

Pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form F-10 are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
3.900% Notes due 2030 of Teck Resources Limited	$550,000,000	100%	$550,000,000	$71,390

(1)

The notes being registered are offered in exchange for 3.900% Notes due 2030, previously sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be exchanged prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to completion, dated September 17, 2020

PRELIMINARY SHORT FORM PROSPECTUS

New Issue

Teck Resources Limited

Offer to exchange all outstanding 3.900% Notes due 2030 issued on June 30, 2020 (CUSIP: 878742 BE4; C87392 AF0) for up to US$550,000,000 aggregate principal amount of registered 3.900% Notes due 2030 (CUSIP: 878742 BG9)

The Initial Notes:

US$550,000,000 aggregate principal amount of 3.900% Notes due 2030 (the “Initial Notes”) were originally issued by Teck Resources Limited (“Teck” or the “Company”) on June 30, 2020 in a transaction that was exempt from registration under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and resold to qualified institutional buyers in reliance on Rule 144A and non-U.S. persons outside the United States in reliance on Regulation S under the U.S. Securities Act.

The New Notes:

The terms of the new 3.900% Notes due 2030 (the “New Notes”) are substantially identical to the terms of the Initial Notes, except that the New Notes will be registered under the U.S. Securities Act, will not contain restrictions on transfer or certain provisions relating to additional interest, will bear different CUSIP numbers from the Initial Notes and will not entitle their holders to registration rights. The New Notes will evidence the same continuing indebtedness as the Initial Notes. We refer to the Initial Notes and the New Notes together as the “Notes.”

In this prospectus, all references to “dollars,” “C$” or “$” are to Canadian dollars and all references to “U.S. dollars” or “US$” are to United States dollars. See “Exchange Rate Information.”

See “Risk Factors” beginning on page 6 for a discussion of certain risks that you should consider in connection with an investment in the New Notes.

Exchange Offer:

Our offer to exchange Initial Notes for New Notes will be open until 5:00 p.m., New York City time, on                 , 2020, unless we extend the offer.

New Notes will be issued in exchange for an equal aggregate principal amount of outstanding Initial Notes validly tendered and accepted in the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange. However, the obligation to accept the Initial Notes for exchange pursuant to the exchange offer is subject to certain customary conditions set forth herein. See “Exchange Offer—Terms of the Exchange Offer—Conditions.”

There is no market through which these securities may be sold and holders may not be able to resell securities purchased under the short form prospectus. This may affect the pricing of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation. See “Risk Factors.”

Teck is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this prospectus in accordance with Canadian disclosure requirements, which are different than those of the United States. Prospective investors in the Notes should be aware that such requirements are different from those of the United States. Our annual financial statements included or incorporated herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of United States companies.

Owning and disposing of the Notes may subject you to tax consequences in the United States and Canada. You should read the tax discussion in this prospectus. This prospectus may not describe the tax consequences of a holder’s particular situation. We urge holders to consult their own tax advisors regarding the application of tax laws to their particular situation.

We are a corporation existing under the laws of Canada. Our registered and principal executive offices are located at Suite 3300, 550 Burrard Street, Vancouver, British Columbia V6C 0B3. A majority of our assets are located outside of the United States. In addition most of our directors and officers named in this prospectus and the documents incorporated by reference herein are resident outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION NOR ANY OTHER SECURITIES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No proceeds will be raised pursuant to this exchange offer and all expenses in connection with the preparation and filing of this prospectus will be paid by Teck from its general corporate funds.

No underwriter is being used in connection with this exchange offer or has been involved in the preparation of this prospectus or has performed any review of the contents of this prospectus.

Prospective investors should be aware that, during the period of the exchange offer, the registrant or its affiliates, directly or indirectly, may bid for or make purchases of Notes to be distributed or to be exchanged, or certain related debt securities, as permitted by applicable laws or regulations of Canada, or its provinces or territories.

This prospectus does not qualify the New Notes for public distribution under the securities laws of any province or territory of Canada. The New Notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the U.S. Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Initial Notes where those Initial Notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

This prospectus incorporates by reference documents that contain important business and financial information about us that is not included in or delivered with this prospectus. These documents are available without charge to security holders upon written or oral request to Teck Resources Limited, Suite 3300, 550 Burrard Street, Vancouver, British Columbia V6C 0B3, (604) 699-4000 and are also available electronically on SEDAR (as defined below) at www.sedar.com and on EDGAR (as defined below) at www.sec.gov. To obtain timely delivery, holders of the Initial Notes must request these documents no later than five business days before the expiration date. Unless extended, the expiration date is                 , 2020.

Each of Quan Chong, Edward C. Dowling, Toru Higo and Timothy R. Snider are directors of Teck who reside outside of Canada. Each of these directors has appointed the Company’s counsel, McMillan LLP, located at Suite 1500 – 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7, as agent for service of process in Canada. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

Our earnings coverage ratios for the twelve month periods ended December 31, 2019 and June 30, 2020 are less than one-to-one. See “Earnings Coverage”.

The date of this prospectus is                      , 2020.

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

We are responsible for the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the New Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus is accurate only as of the respective date of the document in which such document appears.

The New Notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The New Notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada.

Teck’s annual financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Unless otherwise indicated, any other financial information included or incorporated by reference in this prospectus has been derived from annual financial statements prepared in accordance with IFRS. IFRS differs in certain material respects from United States generally accepted accounting principles (“U.S. GAAP”). As a result, our financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP. This prospectus does not include any explanation of the principal differences or any reconciliation between IFRS and U.S. GAAP.

References to “C$” and “$” in this prospectus are to Canadian dollars and references to “US$” or “U.S. dollars” in this prospectus are to United States dollars unless otherwise indicated. See “Exchange Rate Information.”

In this prospectus, “we,” “us” and “our” refer to Teck and its subsidiaries.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada and filed with or furnished to the SEC are specifically incorporated by reference in this prospectus:

(a)	our annual information form, dated as of February 26, 2020, for the year ended December 31, 2019 (the “Teck AIF”);

(b)	our management’s discussion and analysis for the year ended December 31, 2019, dated February 26, 2020;

(c)	our audited consolidated financial statements, and the related notes thereto for the years ended December 31, 2019 and 2018 and the auditors’ report thereon;

(d)	our management’s discussion and analysis for the three and six months ended June 30, 2020, dated July 22, 2020;

(e)	our unaudited consolidated interim financial statements, and the related notes thereto, for the three and six months ended June 30, 2020 and 2019;

(f)	our material change report dated July 2, 2020; and

(g)	our management proxy circular dated February 28, 2020 for our annual meeting of shareholders held on April 21, 2020.

Any annual information form, annual financial statements (including the auditors’ report thereon), interim financial statements, management’s discussion and analysis, material change report (excluding any confidential material change reports), business acquisition report or information circular or amendments thereto and all other documents of the type referred to in Item 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus that we file with any securities commission or similar regulatory authority in Canada after the date of this prospectus and prior to the termination of the offering of the New Notes will be incorporated by reference in this prospectus and will automatically update and supersede information included or incorporated by reference in this prospectus. In addition, all documents we file with or furnish to the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this prospectus and prior to the termination of the offering of the New Notes to which this prospectus relates shall be deemed to be incorporated by reference into this prospectus and the registration statement of which the prospectus forms a part from the date of filing or furnishing of such documents (in the case of any Report on Form 6-K, if and to the extent expressly set forth in such report).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent any statement contained herein or in any subsequently filed or furnished document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

WHERE YOU CAN FIND MORE INFORMATION

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request to Teck Resources Limited, Suite 3300, 550 Burrard Street, Vancouver, British Columbia V6C 0B3, (604) 699-4000, copies of the documents incorporated by reference in this prospectus. Except as otherwise indicated in this prospectus, we do not incorporate by reference into this prospectus any of the information on, or accessible through, our website or any of the websites listed below.

We file certain reports with, and furnish other information to, the SEC and the provincial securities regulatory authorities of Canada. Teck’s SEC file number is 001-13184. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the Canadian securities regulatory authorities, which requirements are different from those of the United States. As a foreign private issuer, Teck is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Teck’s officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Our reports and other information filed with or furnished to the SEC are available, and our reports and other information filed or furnished in the future with or to the SEC will be available, from the SEC’s Electronic Document Gathering and Retrieval System (www.sec.gov), which is commonly known by the acronym “EDGAR,” as well as from commercial document retrieval services. Our Canadian filings are available on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

We have filed with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the securities being offered hereunder and of which this prospectus forms a part. This prospectus does not contain all the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

MARKET AND INDUSTRY DATA

This prospectus contains or incorporates by reference estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe those estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth herein or incorporated by reference herein, and estimates and beliefs based on such data, may not be reliable.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference herein contain certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). These statements relate to future events or our future performance. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “potential,” “should,” “believe” and similar expressions is intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These statements speak only as of the date of this prospectus or as of the date specified in the documents incorporated by reference in this prospectus, as the case may be.

These forward-looking statements include, but are not limited to, statements concerning: corporate strategy; production, sales, unit costs and other cost guidance, expectations and forecasts for our products, business units and individual operations and our expectation that we will meet that guidance; our expectations that lost production from the closure of our Cardinal River mine in June 2020 will be made up by our operations at the Elkview steelmaking coal mine in British Columbia, Canada (the “Elkview Operations”); spending guidance related to an area-based management plan for water quality improvement measures approved by the British Columbia Minister of Environment (the “Elk Valley Water Quality Plan”), including projected 2020 capital spending and other capital spending guidance; timing of construction and completion of our proposed active water treatment facilities (the “AWTFs”) and Saturated Rock Fill technologies (the “SRFs”) and expected treatment capacity thereof; our expectations regarding our water treatment capacity in the future; expectations regarding operating costs associated with water treatment; our expectations regarding the continued impact of costs associated with COVID-19 response on unit costs; our expectation that Fording River AWTF will be the last full-scale AWTF and that future treatment facilities will be SRFs; timing of discussions in respect of potential charges under Canada’s Fisheries Act of 1985; anticipated benefits of our new long-term rail agreement with Canadian National Railway; expectations regarding the Neptune Bulk Terminals, a west coast port in which we have a 46% ownership interest, and its facility upgrade including benefits and timing of completion of the upgrade, the length of our planned suspensions of operations at Neptune Bulk Terminals and the impact of that suspension; anticipated benefits of our expanded commercial agreement with Ridley Terminals Inc., a west coast port; anticipated global and regional supply, demand and market outlook for our commodities; assumptions relating to future market prices of our commodities and future exchange rates; anticipated future production at our business units, products and individual operations (including our long-term production guidance); sales forecasts for our products and operations; all guidance and forecasts appearing in this prospectus or in the documents incorporated by reference in this prospectus including but not limited to the production, sales, unit cost, capital expenditure, cost reduction and other guidance, forecasts or expectations under the headings “Outlook” and “Guidance” in our management’s discussion and analysis for the year ended December 31, 2019 and the three and six months ended June 30, 2020 incorporated by reference in this prospectus; mine lives and duration of operations at our various mines and operations; our ability to extend the lives of certain mines and to increase production to offset the closure of other operations; expectations regarding the plant expansion project at our Elkview Operations and the timing thereof; planned plant outages at their effects on our production; expectations regarding the Quebrada Blanca Phase 2 project (“QB2”), including capital cost estimate for the QB2 project and anticipated timing of first production; expectations regarding capacity, mine life and potential for growth of mine life, reserve and resources, operating costs, projected expenditures, timing of contributions, project financing and first and full production and the statement that the project continues to support opportunities to more than double production capacity; expected receipt or completion of prefeasibility studies, feasibility studies and other studies and the expected timing thereof; the potential to debottleneck at Fort Hills and expand production capacity and the potential to increase Fort Hills production generally; the effect and duration of production curtailment measures imposed by the Government of Alberta; our plans to continue to explore and evaluate our oil sands development properties; our copper operations will operate at full production rates through the second half of 2020; expectations regarding QB2 progress by year end and timing of peak construction; timing of repairs to the Red Dog barge and expectation that all of Red Dog’s production will be shipped during the shipping season; exploration activities in 2020; expected annualized EBITDA improvements and other benefits that will be generated from our innovation-driven business transformation program aimed at Renewing our technology infrastructure, Accelerating and scaling automation and robotics, Connecting data systems to enable broad application of advanced analytics and artificial intelligence, and Empowering our employees, all with a focus on improving operating results and EBITDA between now and 2021 (“RACE21™”) and the associated implementation costs and timing; our intention to implement certain RACE21™ programs more broadly across other operations and to identify and implement additional RACE21™ projects; the impact of the novel coronavirus (“COVID-19”); the amount of potential taxes, interest and penalties relating to the Antamina tax dispute and our share thereof; the availability of our credit facilities, sources of liquidity and capital resources; expectation that Antamina will achieve full production in the third quarter; expectations regarding higher copper production at Highland Valley copper mine in the second half of 2020; our expectation that we will receive a portion of our carbon tax expenditures back under the CleanBC program; our expectations that we will be able to maintain our operations and fund our development activities as planned; estimates and expectations regarding our decommissioning and restoration requirements; our expectations regarding the amount of Class B subordinate voting shares that might be purchased under the normal course issuer bid and the mechanics thereof; expectations regarding our dividend policy and our capital allocation framework; our expectations, projections and sensitivities under the heading “Commodity Prices and Sensitivities” in our management’s discussion and analysis for the year ended December 31, 2019, incorporated by reference in this prospectus; targeted cost reduction amounts and timing; expectations regarding carbon legislation and climate change regulations; the impact of certain accounting initiatives and estimates; our estimates of the quantity and quality of our mineral and oil reserves and resources; production capacity of our operations, our planned production levels and future production; availability of transportation for our products from our operations; potential impact of transportation and other potential production disruptions; our planned capital expenditures and our estimates of reclamation and other costs related to environmental protection; our future capital and mine production costs, including the costs and potential impact of complying with existing and proposed environmental laws and regulations in the operation and closure of various operations; the costs and potential impact of managing water quality at our coal operations; our financial and operating objectives; our exploration, environmental, health and safety initiatives; the outcome of legal proceedings and other disputes in which we are involved; the outcome of our coal sales negotiations and negotiations with metals and concentrate customers concerning treatment charges, price adjustments and premiums; general business and economic conditions; the potential impact of COVID-19 on our business and operations, including our ability to continue operations at our sites; our ability to manage challenges presented by COVID-19; and the accounting treatment of COVID-19 related matters.

Canadian disclosure rules require us to present projected capital and projected operating costs for each of our material mining operations in certain documents incorporated by reference herein. The amounts presented for each operation are estimates, based on mine plans and assumptions believed to be reasonable, including assumptions with respect to energy and labor costs and the Canadian/U.S. dollar exchange rate in place when those projections were made. Future capital expenditures are based on management’s best estimate of expected future capital requirements, which are generally for the extraction and processing of existing reserves and resources. Cash operating costs are not a measure recognized under IFRS or U.S. GAAP. Various factors will cause actual results to vary from the projected operating and capital costs set out in this prospectus and certain documents incorporated by reference herein. Our disclosed cash operating costs do not include transportation costs and royalties, and may not be comparable to similar measures reported by other issuers.

Inherent in forward-looking statements are risks and uncertainties beyond our ability to predict or control, including risks that may affect our operating or capital plans; risks generally encountered in the permitting and development of mineral and oil and gas properties such as unusual or unexpected geological formations, risks associated with the COVID-19 pandemic and resulting disruption and volatility in financial and commodities markets, restrictions on the conduct of business and global economic uncertainty, unanticipated metallurgical difficulties, delays associated with permit appeals or other regulatory processes, ground control problems, adverse weather conditions, process upsets and equipment malfunctions; risks associated with any damage to our reputation; risks associated with the Canadian Corruption of Foreign Public Officials Act and similar foreign bribery laws; risks associated with labor disturbances and availability of skilled labor; risks associated with fluctuations in the market prices of our principal commodities, which are cyclical and subject to substantial price fluctuations; risks associated with changes to the tax and royalty regimes in jurisdictions in which we operate; risks created through competition for mining and oil and gas properties; risks associated with lack of access to markets; risks associated with mineral and oil and gas reserve estimates; risks posed by fluctuations in exchange rates and interest rates, as well as general economic conditions; risks associated with access to capital; risks associated with changes to our credit ratings; risks associated with our material financing arrangements and our covenants thereunder; risks associated with climate change, environmental compliance, changes in environmental legislation and regulation and changes to our reclamation obligations; risks associated with our dependence on third parties for the provision of transportation, port, pipeline. and other critical services; risks associated with non-performance by contractual counterparties; risks associated with potential disputes with partners and co-owners; risks associated with Indigenous People claims and other title risks; social and political risks associated with operations in foreign countries; risks associated with the preparation of our financial statements; risks related to trade barriers or import restrictions; risks of changes in tax laws or their interpretation; risks associated with information technology, including cybersecurity risks and risks associated with the failure of such information technology to achieve the benefits we expect; and risks associated with tax reassessments and legal proceedings. See “Risk factors” in this prospectus for a discussion of additional risks we face.

In addition, the amount and timing of actual capital expenditures is dependent upon, among other matters, being able to secure permits, equipment, supplies, materials and labor on a timely basis and at expected costs to enable the related capital project to be completed as currently anticipated. Certain of our operations and projects are operated through joint arrangements where we may not have control over all decisions, which may cause outcomes to differ from current expectations. Further factors associated with our Elk Valley Water Quality Plan are discussed under the heading “Description of the Business—Individual Operations—Steelmaking Coal—Elk Valley Water Quality Management” in the Teck AIF incorporated by reference in this prospectus. Declaration and payment of dividends and capital allocation generally, is at our discretion, and our dividend policy and capital allocation framework will be reviewed regularly and may change.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this prospectus or the documents incorporated by reference herein. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: general business and economic conditions; interest rates, commodity and power prices; acts of foreign or domestic governments and the outcome of legal proceedings; the supply and demand for, deliveries of, and the level and volatility of prices of copper, coal, zinc and blended bitumen (bitumen blended with diluent to reduce its viscosity, such that the combined product can be easily pumped through a pipeline and placed in storage facilities), and our other metals and minerals, as well as oil, natural gas and other petroleum products; the timing of the receipt of regulatory and governmental approvals for our development projects and other operations, including mine extensions; positive results from the studies on our expansion and development projects; our ability to secure adequate transportation, including rail, pipeline and port service, for our products; our costs of production and our production and productivity levels, as well as those of our competitors; continuing availability of water and power resources for our operations; our ability to secure adequate transportation, pipeline and port services for our products; changes in credit market conditions and conditions in financial markets generally; the availability of funding to refinance our borrowings as they become due or to finance our development projects on reasonable terms; our ability to procure equipment and operating supplies in sufficient quantities and on a timely basis; the availability of qualified employees and contractors for our operations, including our new developments and our ability to attract and retain skilled employees; the satisfactory negotiation of collective agreements with unionized employees; the impact of changes in Canadian-U.S. dollar and other foreign exchange rates on our revenues, costs and results; engineering and construction timetables and capital costs for our development and expansion projects; the benefits of technology for our operations and development projects, including the impact of our RACE21™ program; costs of closure, and environmental compliance costs generally, of operations; market competition; the accuracy of our mineral reserve and resource estimates (including with respect to size, recoverability and grade, the classification of an ore, a naturally occurring material from which minerals of economic value can be extracted at a reasonable profit, according to its content of economically valuable material, expressed as grams per tonne for precious metals and as a percentage for most other metals) and the geological, operational and price assumptions on which these are based; tax benefits and tax rates; the outcome of our coal price and volume negotiations with customers; the outcome of our copper, zinc and lead concentrate treatment and refining charge negotiations with customers regarding charges paid to smelters for conversion of concentrates into refined metal; curtailment measures on oil production taken by the Government of Alberta; the resolution of environmental and other proceedings or disputes; the future supply of low-cost power to the Trail smelting and refining complex; our ability to obtain, comply with and renew permits in a timely manner; and our ongoing relations with our employees and with our business and joint venture partners.

In addition, assumptions regarding the Elk Valley Water Quality Plan include assumptions that additional treatment will be effective at scale, and that the technology and facilities operate as expected, as well as additional assumptions discussed under the heading “Management’s Discussion and Analysis—Steelmaking Coal—Elk Valley Water Quality Management” in our management’s discussion and analysis for the year ended December 31, 2019, incorporated by reference in this prospectus. Assumptions regarding QB2 include current project assumptions and assumptions regarding the final feasibility study. Our guidance tables under the heading “Guidance” in our management’s discussion and analysis for the three and six months ended June 30, 2020 incorporated by reference in this prospectus include footnotes with further assumptions relating to our guidance. Assumptions regarding the benefits of the Neptune Bulk Terminals expansion and other projects include assumptions that the relevant project is constructed and operated in accordance with current expectations. Expectations regarding our operations are based on numerous assumptions regarding the operations. Our Guidance tables include footnotes with further assumptions relating to our guidance. Expectations regarding the impact of foreign exchange rates are based on the assumptions set out in documents incorporated by reference in this prospectus. Our anticipated RACE21™ related EBITDA improvements and associated costs assume that the relevant projects are implemented in accordance with our plans and budget and that the relevant projects will achieve the expected production and operating results, and are based on current commodity price assumptions and forecast sale volumes. Statements regarding the availability of our credit facilities are based on assumptions that we will be able to satisfy the conditions for borrowing at the time of a borrowing request and that the credit facilities are not otherwise terminated or accelerated due to an event of default. Statements concerning future production costs or volumes are based on numerous assumptions of management regarding operating matters and on assumptions that demand for products develops as anticipated, that customers and other counterparties perform their contractual obligations, that operating and capital plans will not be disrupted by issues such as mechanical failure, unavailability of parts and supplies, labor disturbances, interruption in transportation or utilities, adverse weather conditions, and that there are no material unanticipated variations in the cost of energy or supplies. Statements regarding anticipated steelmaking coal sales volumes and average steelmaking coal prices depend on timely arrival of vessels and performance of our steelmaking coal-loading facilities, as well as the level of spot pricing sales. The foregoing list of assumptions is not exhaustive. Events or circumstances could cause actual results to vary materially.

Factors that may cause actual results to vary materially include, but are not limited to, changes in commodity and power prices, changes in market demand for our products, changes in interest and currency exchange rates, acts of governments and the outcome of legal proceedings, inaccurate geological and metallurgical assumptions (including with respect to the size, grade and recoverability of mineral reserves and resources), unanticipated operational difficulties (including failure of plant, equipment or processes to operate in accordance with specifications or expectations, cost escalation, unavailability of materials and equipment, government action or delays in the receipt of government approvals, changes in tax or royalty rates, industrial disturbances or other job action, adverse weather conditions and unanticipated events related to health, safety and environmental matters), union labor disputes, impact of COVID-19 protocols on labor intensive activities, political risk, social unrest, failure of customers or counterparties (including logistics suppliers) to perform their contractual obligations, changes in our credit ratings, unanticipated increases in costs to construct our development projects, difficulty in obtaining permits, inability to address concerns regarding permits or environmental impact assessments, and changes or further deterioration in general economic conditions. The amount and timing of capital expenditures is depending upon, among other matters, being able to secure permits, equipment, supplies, materials and labor on a timely basis and at expected costs. Certain operations and projects are not controlled by us; schedules and costs may be adjusted by our partners, and timing of spending and operation of the operation or project is not in our control. Certain of our other operations and projects are operated through joint arrangements where we may not have control over all decisions, which may cause outcomes to differ from current expectations. Current and new technologies relating to our Elk Valley water treatment efforts may not perform as anticipated, and ongoing monitoring may reveal unexpected environmental conditions requiring additional remedial measures. Red Dog production may also be impacted by water levels at site. Purchases of Class B subordinate voting shares under the normal course issuer bid may be affected by, among other things, availability of Class B subordinate voting shares, share price volatility and availability of funds to purchase shares. EBITDA improvements may be impacted by the effectiveness of our projects, actual commodity prices and sales volumes, among other matters. Declaration and payment of dividends is in the discretion of our board of directors, and our dividend policy will be reviewed regularly and may change. The forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus and actual results will also be impacted by the effects of COVID-19 related matters.

The overall effects of COVID-19 related matters on our business and operations and projects will depend on how quickly our sites can safely return to normal operations, and on the duration of impacts on our suppliers, customers and markets for our products, all of which are unknown at this time. Returning to normal operating activities is highly dependent on the progression of the pandemic and the success of measures taken to prevent transmission, which will influence when health and government authorities remove various restrictions on business activities.

We caution you that the foregoing list of important factors and assumptions is not exhaustive. Other events or circumstances could cause our actual results to differ materially from those estimated or projected and expressed in, or implied by, our forward-looking statements. You should also carefully consider the matters discussed under “Risk factors” in this prospectus. Except as required by law, we undertake no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of factors, whether as a result of new information or future events or otherwise.

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NOTICE REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL

RESOURCE ESTIMATES

The mineral reserve and resource estimates presented in this prospectus and certain documents incorporated by reference herein were prepared to comply with Canadian National Instrument 43-101, Standards of Disclosure for Mineral Projects (“NI 43-101”), as required by Canadian securities regulatory authorities. For United States reporting purposes, Industry Guide 7 under the U.S. Securities Act applies different standards in order to classify mineralization as a reserve. In addition, while the terms “measured,” “indicated” and “inferred” mineral resources are required pursuant to NI 43-101, readers are advised that the SEC does not currently permit U.S. mining companies in their filings with the SEC to disclose estimates of mineral resources. Investors are cautioned not to assume that any part or all of the mineral resources in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. Canadian standards differ significantly from the requirements of the SEC, and mineral resource information contained herein and in certain documents incorporated by reference herein is not comparable to similar information regarding mineral reserves disclosed in accordance with the requirements of the SEC. Under Canadian rules, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in very limited cases. Investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is, or will be, economically or legally mineable. Recent SEC rule changes applicable for fiscal years beginning on or after January 1, 2021 will require U.S. mining companies to disclose in their SEC filings mineral resources for material properties. In addition, these revised rules also recognize the subcategories of “measured,” “indicated” and “inferred” mineral resources. Investors are further cautioned not to assume that part or all of an inferred mineral resource exists, or is, or will be, economically or legally mineable.

The oil and gas reserves and resource estimates in this prospectus and certain documents incorporated by reference have been prepared in accordance with National Instrument 51-101, Standards of Disclosure for Oil and Gas Activities (“NI 51-101”), which has been adopted by securities regulatory authorities in Canada and imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities and differs from the oil and gas disclosure standards of the SEC under Subpart 1200 of Regulation S-K. The SEC’s definitions of proved and probable reserves are different than the definitions contained in NI 51-101. Therefore, proved and probable reserves disclosed in, or in the documents incorporated by reference into, this prospectus in compliance with National Instrument 51-101 may not be comparable to those disclosed by U.S. companies. In this prospectus and certain documents incorporated by reference, we refer to “oil and gas resources,” and we have categorized some of our oil and gas resources as “contingent bitumen resources.” Neither of these categorizations is permitted in filings subject to SEC reporting and disclosure requirements. Contingent resources are defined in the Canadian Oil and Gas Evaluation Handbook, prepared jointly by The Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society), as those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations using established technology or technology under development, but which are not currently considered to be commercially recoverable due to one or more contingencies. Contingencies may include factors such as economic, legal, environmental, political and regulatory matters or a lack of markets. It is also appropriate to classify as “contingent resources” the estimated discovered recoverable quantities associated with a project in the early stage. Investors are cautioned not to assume that any part or all of the contingent resources will ever be converted into reserves.

For United States reporting purposes, the SEC generally permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves and production, net of royalties and interests of others, that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Canadian securities laws permit oil and gas companies, in their filings with Canadian securities regulators, to disclose proved reserves, probable reserves and possible reserves (as well as certain categories of resources as discussed in further detail below) and to disclose production on a gross basis before deducting royalties.

See “Risk factors—Risks Related to our Business—Our reserve and resource estimates may prove to be incorrect.”

EXCHANGE RATE INFORMATION

The daily average exchange rate on September 16, 2020, as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 equals US$0.7594.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Teck is incorporated under the laws of Canada. Almost all of our directors and officers and the experts named in this prospectus reside outside of the United States, and it may not be possible for you to effect service of process within the United States on these persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because a substantial portion of our and their assets are located outside the United States. We have been advised by McMillan LLP, our Canadian counsel, that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction over the matter that was recognized by a Canadian court for such purposes. We cannot assure you that this will be the case. We have also been advised by McMillan LLP that there is a real doubt as to whether an action can be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

PROSPECTUS SUMMARY

The following is a summary of certain selected information contained or incorporated by reference in this prospectus and does not purport to be complete and is therefore qualified in its entirety by, and is subject to, the detailed information and consolidated financial statements incorporated by reference in this prospectus. It does not contain all information about our business or the offering that you should consider. You should read the entire prospectus and all documents incorporated by reference herein, including the risk factors beginning on page 6 before making a decision to exchange Initial Notes for New Notes. Except as otherwise indicated or as the context otherwise requires, when used in this prospectus, the terms “we,” “our,” “us,” “the Company,” “Teck” and “Teck Resources” refer to Teck Resources Limited and its consolidated subsidiaries. In this prospectus, all references to “dollars,” “C$” or “$” are to Canadian dollars and all references to “U.S. dollars” or “US$” are to United States dollars.

Company Overview

Our business is exploring for, acquiring, developing and producing natural resources. We are organized into business units focused on steelmaking coal, copper, zinc and energy. These are supported by our corporate offices, which manage our corporate growth initiatives and provide marketing, administrative, technical, health, safety, environment, community, financial and other services.

Through our interests in mining and processing operations in Canada, the United States (U.S.), Chile and Peru, we are the world’s second-largest seaborne exporter of steelmaking coal, an important producer of copper, one of the world’s largest producers of mined zinc, and we have an interest in a large producing mine for oil sands. We also produce lead, silver, molybdenum and various specialty and other metals, chemicals and fertilizers. We actively explore for copper, zinc and gold, and we hold interests in oil sands assets in the Athabasca region of Alberta.

Our Class A common shares are listed on the Toronto Stock Exchange (the “TSX”) under ticker symbol TECK.A. Our Class B subordinate voting shares are listed on the TSX under ticker symbol TECK.B and on the New York Stock Exchange under the symbol TECK.

The documents incorporated by reference herein contain further details regarding our business. See “Available information and incorporation by reference.”

Recent Developments

On September 8, 2020 we announced that the Partners in the Fort Hills limited partnership have decided to restart the second Fort Hills train and plan to ramp up production to approximately 120,000 barrels per day by the end of the year. Assuming ongoing production at Fort Hills on this basis we have narrowed our production guidance for the year, as set out in our management’s discussion and analysis for the three and six months ended June 30, 2020, from 100,000-120,000 barrels per day to approximately 105,000-115,000 barrels per day, of which our share is 21.3%. We have also lowered our unit operating costs guidance by $2 per barrel to $35 to $38 per barrel for the year compared to our previous guidance of $37 to $40 per barrel.

Corporate Information

Teck Resources Limited is the continuing company resulting from the merger of three companies, Teck-Hughes Gold Mines Ltd., Lamaque Gold Mines Limited and Canadian Devonian Petroleum Ltd., incorporated in 1913, 1937 and 1951 respectively. The company was continued under the Canada Business Corporations Act in 1978 and has since that time undergone several other reorganizations.

Our registered and principal executive offices are located at Suite 3300, 550 Burrard Street, Vancouver, British Columbia V6C 0B3, and our telephone number is (604) 699-4000. Our website address is www.teck.com. We have not incorporated by reference in this prospectus the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

We are offering to exchange US$550,000,000 aggregate principal amount of Initial Notes for an equivalent aggregate principal amount of our New Notes, evidencing the same continuing indebtedness as the Initial Notes. In order to exchange your Initial Notes, you must properly tender them and we must accept your tender. We will exchange all outstanding Initial Notes that are validly tendered and not validly withdrawn.

Exchange Offer:	We will exchange your Initial Notes for an equivalent aggregate principal amount of our New Notes.

Expiration Date:

The “expiration date” for the exchange offer is 5:00 p.m., New York City time, on         , 2020, unless we extend it, in which case “expiration date” means the latest date and time to which the exchange offer is extended.

Interest on the New Notes:

The New Notes will accrue interest at a rate of 3.900% per annum from and including the last interest payment date on which interest has been paid on the Initial Notes. No additional interest will be paid on Initial Notes tendered and accepted for exchange.

Conditions to the Exchange Offer:	The exchange offer is subject to certain customary conditions, which we may waive. See “Exchange Offer—Terms of the Exchange Offer—Conditions.”

Procedures for Tendering Initial Notes:

If you wish to accept the exchange offer, you must submit the required documentation and effect a tender of Initial Notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the letter of transmittal. See “Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering,” “Exchange Offer—Terms of the Exchange Offer—Book-Entry Transfer,” “Exchange Offer—Terms of the Exchange Offer—Exchanging Book-Entry Notes” and “Exchange Offer—Terms of the Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures:

If you wish to tender your Initial Notes, but cannot properly do so prior to the expiration date, you may tender your Initial Notes in accordance with the guaranteed delivery procedures described in “Exchange Offer—Terms of the Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights:

Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of Initial Notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of New Notes:

Subject to certain conditions, any and all Initial Notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “Exchange Offer—Terms of the Exchange Offer.”

U.S. Federal and Canadian Federal Income Tax Considerations:

The exchange of the Initial Notes for the New Notes should not constitute a taxable exchange for U.S. federal or Canadian federal income tax purposes as the New Notes will evidence the same continuing indebtedness as the Initial Notes. See “U.S. Federal Income Tax Considerations” and “Canadian Federal Income Tax Considerations.”

Exchange Agent:	The Bank of New York Mellon is serving as the exchange agent.

Summary of Terms of the New Notes:

The terms of the New Notes are substantially identical to the terms of the Initial Notes except that the New Notes:

•   will be registered under the U.S. Securities Act, and therefore will not contain restrictions on transfer;

•   will not contain certain provisions relating to additional interest;

•   will bear a different CUSIP number from the Initial Notes; and

•   will not entitle their holders to registration rights.

Resale of New Notes:

It may be possible for you to resell the New Notes issued in the exchange offer without compliance with the registration or prospectus delivery provisions of the U.S. Securities Act if:

•   you are acquiring the New Notes in the ordinary course of your business;

•   you are not a broker-dealer that acquired the Initial Notes from us or in market-making transactions or other trading activities;

•   you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you; and

•   you are not an affiliate, under Rule 405 of the U.S. Securities Act, of us.

If you are a broker-dealer and receive New Notes for your own account in exchange for Initial Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange Initial Notes:

If you do not participate in this exchange offer:

•   subject to certain limited exceptions, you will not necessarily be able to require us to register your Initial Notes under the U.S. Securities Act;

•   you will not be able to resell, offer to resell or otherwise transfer your Initial Notes unless they are registered under the U.S. Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, registration under the U.S. Securities Act; and

•   the trading market for your Initial Notes will become more limited to the extent other holders of Initial Notes participate in the exchange offer.

See “Exchange Offer—Terms of the Exchange Offer—Consequences of Failure to Exchange” and “Exchange Offer—Terms of the Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of New Notes.”

SUMMARY OF TERMS OF THE NEW NOTES

The following summary contains basic information about the New Notes and is not intended to be complete. For a complete understanding of the New Notes, please refer to the discussion under “Description of the New Notes” beginning on page 43 of this prospectus. References to “we,” “us” and “our” in this section titled “The offering” refer to Teck Resources Limited and not to any of its subsidiaries.

Issuer:	Teck Resources Limited.

Notes Offered:	US$550,000,000 aggregate principal amount of 3.900% Notes due 2030.

Maturity Date:	The New Notes will mature on July 15, 2030.

Interest:	Interest on the New Notes will accrue from June 30, 2020 at a rate of 3.900% per annum, payable on January 15 and July 15 of each year, beginning on January 15, 2021.

Ranking:

The New Notes will be our unsecured senior obligations, and will:

•   rank equally with all of our other existing and future unsecured senior obligations;

•   rank senior in right of payment to any of our future subordinated obligations;

•   be effectively subordinated to any of our existing and future secured obligations, to the extent of the value of the collateral securing such obligations; and

•   will be structurally subordinated to the liabilities, including trade payables, of our subsidiaries.

At June 30, 2020, the aggregate amount of our consolidated debt, as determined consistent with IFRS and reflected on our consolidated balance sheet, was approximately $5,431 million (including $48 million current portion of long-term debt), and we had approximately US$4.92 billion of unused commitments under our committed bank credit facilities. In addition, Compañia Minera Antamina S.A. (“CMA”), in which we have a 22.5% interest, had outstanding at June 30, 2020, a US$100 million term loan, our 22.5% proportionate share of which is reflected in our consolidated balance sheet and reflected in the figures above. As of June 30, 2020, our subsidiaries had debt, as determined in accordance with IFRS, and trade payables of approximately US$1,191 million.

See “Description of the New Notes.”

Optional Redemption:

At any time prior to April 15, 2030 (the date that is three months prior to the maturity date of the New Notes) (the “Par Call Date”), we may redeem the New Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Notes being redeemed and (ii) the Make-Whole Amount (as defined herein), plus accrued and unpaid interest on the New Notes to, but not including, the redemption date. On or after the Par Call Date, we may redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the New Notes to, but not including, the redemption date. See “Description of the New Notes—Optional Redemption.”

We also may redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the New Notes, to but not including, the redemption date if, at any time, changes to Canadian law require us to withhold taxes from payments on the New Notes. See “Description of the New Notes—Tax Redemption.”

Change of Control:

Upon the occurrence of a Change of Control Repurchase Event (as defined herein), we will be required to make an offer to repurchase the New Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the New Notes—Change of Control Repurchase Event.”

Additional Amounts:

Any payments made by us with respect to the New Notes will be made without withholding or deduction for Canadian taxes unless required by law or the interpretation or administration thereof. If we are so required to withhold or deduct for Canadian taxes with respect to a payment to the holders of notes, we will pay the additional amount necessary so that the net amount received by the holders of notes after the withholding is not less than the amount that they would have received in the absence of the withholding, subject to certain limited exceptions. See “Description of the New Notes—Certain Covenants—Payment of Additional Amounts.”

Certain Covenants:

The indenture governing the New Notes contains covenants that, among other things:

•   limit our ability to create certain security interests; and

•   restrict our ability to amalgamate or merge with a third party or transfer all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications which are described under “Description of the New Notes.”

Use of Proceeds:	We will not receive any proceeds from the exchange offer.

Risk Factors:

You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 6 and the other information contained in this prospectus prior to deciding whether to exchange Initial Notes for New Notes.

RISK FACTORS

In deciding whether to exchange Initial Notes for New Notes, you should carefully consider the risks described below, as well as the information included or incorporated by reference in this prospectus. In addition, please read “Notice Regarding Presentation of Mineral Reserve and Mineral Resource Estimates” and “Note Regarding Forward-looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included, or to the extent not superseded hereby, incorporated by reference in this prospectus.

Risks Related to our Business

The COVID-19 pandemic has resulted in significant disruption and volatility in financial and commodities markets, restrictions on the conduct of business in many jurisdictions and caused general economic uncertainty, any of which may have a significant adverse effect on our operations, business and financial condition.

In March 2020, the World Health Organization declared a global pandemic related to COVID-19. The current and expected impacts on global commerce are far-reaching. To date there has been significant stock market volatility, volatility in commodity and foreign exchange markets, restrictions on the conduct of business in many jurisdictions and the global movement of people has become restricted. There continues to be significant ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts that it may have on demand and prices for the commodities we produce, on our suppliers, on our employees and on global financial markets.

We continue to make efforts to safeguard the health of our employees, while continuing to operate safely and responsibly maintain employment and economic activity. These measures combined with commodity market fluctuations resulting from COVID-19 have affected our financial results.

We remain confident in the longer-term outlook for our major commodities, however, global economic uncertainty and COVID-19 had a significant negative effect on the prices for our products in the quarter ended June 30, 2020. The extent and duration of impacts that COVID-19 may have on demand and prices for our commodities, on our suppliers and employees and on global financial markets over the remainder of the year and going forward is not known at this time, but could be material. Due to the ongoing uncertainty surrounding COVID-19 and the extent and duration of the impacts on our business, we suspended our previously issued 2020 annual guidance and on July 22, 2020 issued updated 2020 annual guidance.

We recorded a property, plant and equipment impairment in the first quarter of 2020 of $647 million ($474 million, after-tax) related to our interest in Fort Hills. There is heightened potential for further impairments over the balance of 2020. Write-downs of inventory or reversals of write-downs taken in the first or second quarter may occur as commodity prices and foreign exchange rates fluctuate. At the onset of the pandemic, we slowed or suspended operations at certain of our mines to safeguard the health of our employees. In the current environment, assumptions about future commodity prices, exchange rates, interest rates and customer credit performance are subject to greater variability than normal, which could in future significantly affect the valuation of our assets, both financial and non-financial. Our understanding of the longer-term impacts of COVID-19 on commodity markets continues to develop and there is heightened potential for changes in these estimates over the balance of 2020.

In the quarter ended June 30, 2020, we expensed costs of approximately $260 million relating to COVID-19 as a result of reduced production levels at our operations, including the temporary shut-down of our Antamina operations, the suspension of construction on our QB2 project, increased safety equipment requirements and physical distancing measures. Of the $260 million, $34 million was recorded in cost of sales and $151 million was recorded in other operating income (expense). The remaining $75 million of costs relates to interest that would have been capitalized if QB2 was not suspended.

While the full extent of the impact that the COVID-19 pandemic will have is unknown, continued disruption and volatility in financial and commodities markets, restrictions on the conduct of business and continued general economic uncertainty, and any potential shutdown of our operations or the operations of other businesses, industries or economies upon which we rely, may have a significant adverse effect on our operations, business and financial condition.

To the extent that the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described herein, including, but not limited to, risks relating to fluctuations in the market price of our products, our development projects, our reputation and community relations, volatility in commodity and financial markets, market access restrictions or tariffs, fluctuations in the price and availability of consumed commodities, labor unrest and disturbances, availability of skilled employees, depletion of mineral reserves, disruptions of information technology systems, changes in law or policies in relation to taxes, fees and royalties, and transportation services from third parties.

We face risks in the mining, metals and oil business.

The business of exploring for natural resources and the development and production of mining operations are inherently risky. Many projects are unsuccessful and there are no assurances that current or future exploration or development programs will be successful. During development and after the commencement of mining operations, our projects and operations are subject to significant risks and hazards, some beyond our control, including environmental hazards, industrial accidents, unexpected increases in capital or operating costs, unusual or unexpected geological formations, unanticipated metallurgical difficulties, ground control problems, restrictions on water availability, seismic activity, weather events, security incidents, failure of unproven or evolving technology, labor-force disruptions, supply problems and delays, and natural disasters, such as flooding. Our mining, oil and exploration operations require reliable infrastructure such as roads, rail, ports, pipelines, power sources and transmission facilities, and water supplies. As ore bodies become more remote, and as availability of fresh water becomes more restricted in certain areas, the complexity and cost of infrastructure for mining projects are increasing. Availability and cost of infrastructure affects the production and sales from operations, as well as our capital and operating costs. The Trail metallurgical operations, our concentrate mills, our coal preparation plants, and our oil extraction and processing plants are also subject to risks and hazards, including process upsets and equipment malfunctions. Equipment and supplies may from time to time be unavailable on a timely basis. Our operating mines and certain closed sites have large tailings dams, containing effluent that remains after recoverable metals have been removed from the ore during processing, which could fail as a result of seismic activity or for other reasons. The occurrence of any of the foregoing could result in damage to or destruction of mineral properties or production or logistics facilities, personal injuries or death, environmental damage, delays or interruption of production, failure to achieve production targets, increases in operating costs, monetary losses, legal liability and/or adverse governmental action, any of which may have a significant adverse effect our operations, business and financial condition.

Fluctuations in the market price of steelmaking coal, base metals, blended bitumen and specialty metals may significantly adversely affect the results of our operations.

The results of our operations are significantly affected by the market price of steelmaking coal, base metals, blended bitumen, and specialty metals, which are cyclical and subject to substantial price fluctuations. Our earnings are particularly sensitive to changes in the market price of steelmaking coal, copper, zinc and blended bitumen. Market prices can be affected by numerous factors beyond our control, including new sources of production of our products, levels of supply and demand for our products and for a broad range of other industrial products, substitution of new or different products in critical applications for our existing products, expectations with respect to the rate of inflation, the relative strength of the Canadian dollar and of certain other currencies, interest rates, speculative activities, transportation restrictions and pipeline capacity, global or regional political or economic crises, government policy changes, including taxes and tariffs, trade disputes or the potential for trade disputes and sales of commodities by holders in response to such factors.

Prices for our blended bitumen can be influenced by global and regional factors that are beyond our control and can result in a high degree of volatility, including, among other things, constraints on rail and pipeline capacity, regional supply and demand imbalances, political developments, decisions by the Organization of the Petroleum Exporting Countries (OPEC) or governments to impose or not impose quotas, compliance or non-compliance with agreed quotas by OPEC members, and weather.

The Chinese market is a significant source of global demand for commodities, including steelmaking coal, zinc and copper. A sustained slowdown in China’s growth or demand, or a significant slowdown in other markets, in either case that is not offset by reduced supply or increased demand from other regions, could have an adverse effect on the price and/or demand for our products. COVID-19 and efforts to contain it may have a significant effect on Chinese commodity prices and demand and potentially broader impacts on the global economy

A prolonged period of low and/or volatile commodity prices, particularly of one or more of our principal products, could have a significant adverse effect on our operations, business and financial condition. If prices should decline below our cash costs of production and remain at such levels for any sustained period, we could determine that it is not economically feasible to continue commercial production at any or all of our operations. We may also curtail or suspend some or all of our exploration activities, with the result that our depleted reserves are not replaced.

A substantial reduction or sustained decrease in hard coking coal prices would have a material adverse effect on our business. Our general policy has been not to hedge changes in prices of our mineral or energy products. From time to time, however, we have in the past and may in the future undertake hedging programs in specific circumstances, with an intention to reduce the risk of declines in a commodity’s market price while optimizing upside participation, to maintain adequate cash flows and profitability to contribute to the long-term viability of our business. There are, however, risks associated with hedging programs including, among other things, the risk of opportunity losses in the event of an increase in the world price of the commodity, an increase in interest rates, the possibility that rising operating costs will make delivery into hedged positions uneconomic, counterparty risks and the impact of production interruption events.

We face risks associated with the issuance and renewal of permits.

Numerous governmental permits or approvals are required for mining operations. We have significant permitting activities currently underway for new projects and for the extension or expansion of existing operations. In addition, many existing permits require periodic renewals. Examples of current significant permitting efforts include the Quebrada Blanca Phase 2 project and our steelmaking coal mine operations in the Elk Valley. When we apply for these permits and approvals, we are often required to prepare and present data to various government authorities pertaining to the potential effects or impacts that any proposed project may have on the environment and on communities. The authorization, permitting and implementation requirements imposed by any of these authorities may be costly and time-consuming, and may delay commencement or continuation of mining operations. There can be no certainty that these approvals or permits will be granted in a timely manner, or at all. Regulations also provide that a mining permit or modification can be delayed, refused or revoked. In certain jurisdictions, some parties have extensive rights to appeal the issuance of permits or to otherwise intervene in the regulatory process. Permits may be stayed or withdrawn during the pendency of appeals.

Past or ongoing violations of mining or environmental laws could provide a basis to revoke existing permits or to deny the issuance of additional permits. In addition, evolving reclamation or environmental concerns may threaten our ability to renew existing permits or obtain new permits in connection with future development, expansions and operations.

Delays associated with permitting may cause us to incur material additional costs in connection with the development of new projects or the expansion of existing operations, including penalties or other costs in relation to long-lead equipment orders and other commitments associated with projects or operations. Failure to obtain certain permits may result in damage to our reputation, cessation of development of a project or inability to proceed with the expansion of existing operations, increased costs of development or production and litigation or regulatory action, any of which may have a material adverse effect on our operations, business and financial position.

Ongoing operation of our steelmaking coal mines in the Elk Valley, British Columbia, continually requires new permits or amendments to existing permits from applicable government agencies. We received approval in 2014 of a plan to manage water quality for the Elk Valley watershed as a whole and are subject to permits giving effect to that plan. The Elk Valley Water Quality Plan is intended to provide a regulatory framework for permitting current and future projects and for managing the cumulative effects of new projects. The plan contemplates ongoing monitoring of the receiving environment, and adjustment of water quality targets if unacceptable environmental impacts are identified. There can be no assurance that the water quality targets set out in our valley-wide water quality management plan will prove to be suitably protective of the environment, that our planned mitigation efforts will be sufficient to meet those targets or that ongoing monitoring will not disclose unanticipated environmental effects of our operations that will require additional mitigation. For example, we previously announced that we were working to address an issue regarding selenium compounds in effluent from the West Line Creek active water treatment facility, which was constructed as part of our Elk Valley Water Quality Plan, and we delayed commencement of construction of our next water treatment facility, at our Fording River Operations, to incorporate certain related design changes. We are currently not in compliance with certain of the water quality parameters set out in the Elk Valley Water Quality Plan and related permits.

Fish surveys have revealed unanticipated declines in fish populations in mine-affected waters, the causes of which are not clear. Until the causes of this decline are identified and appropriate mitigation measures are in place, we may face delays in permitting or restrictions on our mining activities in the Elk Valley. See “Individual Operations—Steelmaking Coal—Elk Valley Water Quality Management Plan” in the Teck AIF, incorporated by reference in this prospectus for more details.

Notwithstanding the approval of the plan in 2014, during the third quarter of 2018, we received notice from Canadian federal prosecutors of potential charges under the Fisheries Act in connection with discharges of selenium and calcite from coal mines in the Elk Valley. See “Legal Proceedings and Regulatory Actions—Fisheries Act” in the Teck AIF, incorporated by reference in this prospectus for more details. We cannot operate our Elk Valley coal mines in compliance with the Fisheries Act and its current associated regulations. Federal regulatory issues may create additional difficulties in obtaining permits for our Elk Valley operations, whether or not charges are eventually laid or we are successful in defending any charges.

Any negative developments relating to matters referred to above may result in enforcement action by including potential prosecutions, or consequential delays in permitting new mining areas in the Elk Valley or on restrictions being placed on our mining activities in the Elk Valley, which would limit our ability to maintain or increase steelmaking coal production in accordance with our long-term plans or to realize the projected mine life of our operations. The potential shortfall in production may be material and may have a material adverse effect on our operations, business and financial position.

We face risks associated with our development projects.

We are involved in a number of development projects. Our major projects include our Quebrada Blanca Phase 2 project. We also have a number of other projects in our development portfolio, including, NuevaUnión,

Galore Creek, San Nicolás, Mesaba and Zafranal. Development and exploitation of the hypogene resource, a primary sulphide ore body located beneath shallow zones of ore affected by weathering processes, at Quebrada Blanca Phase 2 will require considerable capital expenditures and various environmental and other permits and governmental authorizations. NuevaUnión, San Nicolás and Zafranal are also all in early stages of development. Our ability to maintain or increase our annual production of our principal products is dependent, to a significant extent, on our ability to bring new mines into production and expand existing mines.

Development projects typically require a number of years and significant expenditures before production is possible. Estimates of such expenditures or of future operating costs may differ materially from actual capital or operating costs. Such projects could experience unexpected problems or delays during development, production or mine start-up.

Construction and development of these projects are subject to numerous risks, including, without limitation, risks relating to:

•	significant cost overruns due to, among other things, delays, changes to inputs or changes to engineering;

•	delays in construction, and technical and other problems, including adverse geotechnical conditions and other obstacles to construction;

•	our ability to obtain regulatory approvals or permits, on a timely basis or at all;

•	our ability to comply with any conditions imposed by regulatory approvals or permits, maintain such approvals and permits or obtain any required amendments to existing regulatory approvals or permits;

•	accuracy of reserve and resource estimates;

•	accuracy of engineering and changes in scope;

•	adverse regulatory developments, including the imposition of new regulations;

•	significant fluctuation in prevailing prices for copper and other metals, oil, other petroleum products and natural gas, which may affect the profitability of the projects;

•	community action or other disruptive activities by stakeholders;

•	adequacy and availability of a skilled workforce;

•	difficulties in procuring or a failure to procure required supplies and resources to construct and operate a mine;

•

the fact that we do not own 100% of many of our projects and certain decisions will require the agreement of one or more of our partners (See “—We face risks associated with our joint venture operations and projects”);

•	availability, supply and cost of water and power;

•	weather or severe climate impacts;

•	litigation;

•	our dependence on third parties for services and utilities;

•	development of required infrastructure;

•	a failure to develop or manage a project in accordance with our planning expectations or to properly manage the transition to an operating mine;

•	the ability of our partners to finance their respective shares of project expenditures;

•	our ability to finance our share of project costs or obtain financing for these projects on commercially reasonable terms, or at all; and

•	the effects of the COVID-19 pandemic.

The economic feasibility analysis with respect to each project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies, pricing assumptions for inputs and products produced, the configuration of the ore body, expected recovery dates, anticipated climate conditions and estimates of labor, productivity, royalty and tax rates. Actual operating results may differ materially from those anticipated.

Product alternatives may reduce demand for our products.

Most of our products are primarily used in specific applications, such as the use of copper in electrical wiring and electronic applications, the use of refined zinc to galvanize steel, the use of steelmaking coal in steel production and the use of heavy crude oils, such as our blended bitumen, to make refined petroleum products. Alternative technologies are continually being investigated and developed with a view to reducing production costs or for other reasons, such as minimizing environmental or social impact. If competitive technologies emerge that use other materials in place of our products, demand and price for our commodities might fall.

For example, substantially all of our coal production is high-quality hard coking coal, which commands a significant price premium over other forms of coal because of its value in use in blast furnaces for steel production. High-quality hard coking coal is globally scarce, and has specific physical and chemical properties that are necessary for efficient blast furnace operation. Steel producers are continually investigating alternative steel production technologies with a view to reducing production costs. Many of those alternative technologies are designed to use lower quality coals or other sources of carbon instead of higher cost high-quality hard coking coal. While conventional blast furnace technology has been the most economic large-scale steel production technology for decades, and while emergent technologies typically take many years to commercialize, there can be no assurance that over the longer term competitive technologies not reliant on hard coking coal could emerge, which could reduce demand and price premiums for hard coking coal.

Climate change may have an adverse effect on demand for our products or on our operations.

As the world transitions to a lower-carbon economy, there is increasing focus on low-carbon technologies to replace carbon-intensive ones. This is increasing the pressure on steel producers to develop less carbon-intensive production processes that do not rely on high quality hard coking coal. Government action to address climate change and societal pressures towards a lower-carbon economy may reduce the demand for our products. Concerns regarding climate change may lead to technological development of alternatives to certain of our products, such as steelmaking coal and oil. Climate change and policy responses to climate change may have similar impacts on our customers, reducing demand for our products.

A decrease in demand for our products, particularly of one or more of our principal products, could have a significant adverse effect on our operations, business and financial condition. Climate change may, among other things, cause or result in sea level increases, changes in precipitation, changes in fresh water levels, increases in extreme weather events, melting permafrost in the Arctic and resource shortages. While our mining and refining operations are located well above sea level, an increase in sea level could affect our ocean transportation and shipping facilities. Extreme weather events have the potential to disrupt operations at our mines and to impact our transportation infrastructure, including by affecting the length of our shipping season at our Red Dog mine.

Climate change may also result in shortages in certain consumables and other products required to sustain our operations, and any such shortage could impact our production capacity. Our Red Dog mine is located in the Arctic and could be materially impacted by melting permafrost.

Although we make efforts to anticipate potential costs associated with climate change to mitigate the physical risks of climate change, and work with governments to influence regulatory requirements regarding climate change, there can be no assurances that these efforts will be effective or that climate change or associated governmental action will not have an adverse impact on our operations and therefore our profitability.

Regulatory efforts to control or reduce greenhouse gas emissions or societal pressures in relation to climate change could materially negatively affect our business.

Our businesses include several operations that emit large quantities of carbon dioxide, or that produce or may produce products that emit large quantities of carbon dioxide when consumed by end users. This is particularly the case with our steelmaking coal operations and our oil sands operation and projects. Carbon dioxide and other greenhouse gases are the subject of increasing public concern and regulatory scrutiny. See “Health and Safety and Environmental Protection—Climate Change and Carbon Pricing” in the Teck AIF, incorporated by reference in this prospectus.

Climate change may result in increased regulations for our operations or those of our customers and/or restrict the development of our projects, which may increase costs and/or limit production. Changes in carbon regulation or taxation may decrease demand for our products, particularly steelmaking coal and blended bitumen.

The primary source of greenhouse gas emissions in Canada is the use of hydrocarbon energy. Our operations depend significantly on hydrocarbon energy sources to conduct daily operations, and there are typically no economic substitutes for these forms of energy. While carbon tax legislation has been adopted in several jurisdictions where we operate, it is not yet possible to reasonably estimate the nature, extent, timing and cost of any future taxes or other programs that may be enacted.

Most of our steelmaking coal products are sold outside of Canada, and sales are not expected to be significantly affected by the greenhouse gas emissions targets that Canada committed to under the Paris Agreement or the resulting provincial and federal carbon tax legislation. All of our blended bitumen is sold in North America and such sales are not currently subject to any significant carbon tax or similar requirements. However, the broad adoption of emission limitations or other regulatory efforts to control or reduce greenhouse gas emissions by other countries could materially negatively affect the demand for steelmaking coal and oil, as well as restrict development of new steelmaking coal or oil sands projects and increase production and transportation costs.

As a result of public concern regarding climate change, natural resource companies, like Teck, face increasing public scrutiny of our activities and our impacts. Societal pressures in relation to climate change may adversely affect our social license to operate and may impair our ability to obtain required permits, increase regulatory action or result in litigation against us, and negatively affect our reputation and our relationships with stakeholders. Concerns around climate change may also affect the market price of our securities as institutional investors and others may divest interests in carbon intensive industries due to societal pressures. See “—Damage to our reputation may result in decreased investor confidence, challenges in maintaining positive community relations and increased risks in obtaining permits or financing for our development properties and expansions to our existing operations.”

Failure to comply with environmental, health and safety laws may have a material adverse effect on our operations and projects.

Environmental, health and safety legislation affects nearly all aspects of our operations, including mine development, worker health and safety, waste disposal, emissions controls, and protection of endangered and protected species. Compliance with environmental, health and safety legislation can require significant expenditures and can restrict the manner in which mining and other operations can be conducted.

In addition, failure to comply with environmental, health or safety legislation may result in the imposition of significant fines and/or penalties, the temporary or permanent suspension of operations or other regulatory sanctions including cleanup costs arising out of contaminated properties, damages, damage to reputation, the loss of existing, or inability to obtain future, permits and civil suits or criminal charges. Exposure to these liabilities arises not only from our existing operations, but also from operations that have been closed or sold to third parties. Some of our historical operations have generated significant environmental contamination and other issues in the context of current regulation. We could also be held liable for worker exposure to hazardous substances. There can be no assurance that we will at all times be in compliance with all environmental, health and safety regulations or that steps to achieve compliance would not materially adversely affect our operations, business and financial condition.

Changes in environmental, health and safety laws may have a material adverse effect on our operations and projects.

In February 2018, the Government of Canada proposed new regulations under the Fisheries Act relating to coal mining effluent. While these regulations are still in development, they could impose significant costs and operating limitations on our steelmaking coal operations. In the absence of these new regulations, our coal mining activities cannot be conducted in compliance with the Fisheries Act and we may face significant liability as a result. There can be no assurance that the new regulations will completely remedy this situation.

In 2019, the Canadian Impact Assessment Act came into force with significant changes to the federal government’s current environmental assessment and regulatory processes for resource development projects. While the new legislation does not affect Teck’s projects that are already in regulatory approval processes it will apply to new projects which meet certain criteria. Similarly in 2019, the British Columbia government reformed the province’s environmental assessment process for resource projects, introducing significant new changes into the environmental assessment process for industrial and resource projects in British Columbia including new rules surrounding project notifications, early engagement and increased public participation, along with new timelines dictating when certain steps must be taken throughout the environmental assessment process. These changes and any other new legislation may affect our ability to obtain or renew permits for our operations and projects in an efficient and cost-effective manner or at all.

In addition, the Government of British Columbia has recently introduced legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples (UNDRIP) in British Columbia. The legislation commits to a systematic review of the province’s laws with respect to UNDRIP, while also encouraging new agreements with Indigenous nations that are intended to address outstanding governance questions around the nature of Indigenous rights and title interests in B.C. While the potential risks of this legislation remain to be determined they could be significant, particularly with respect to our permitting efforts.

Environmental, health and safety laws and regulations are evolving in all jurisdictions where we have activities. We are not able to determine the specific impact that future changes in environmental laws and regulations may have on our operations and activities, and our resulting financial position; however, we anticipate that capital expenditures and operating expenses will increase in the future as a result of the implementation of new and increasingly stringent environmental, health and safety regulations. For example, emissions standards for carbon dioxide and sulphur dioxide are becoming increasingly stringent, as are laws relating to the use and production of regulated chemical substances and the consumption of water by industrial activities. Further changes in environmental, health and safety laws, new information on existing environmental, health and safety conditions or other events, including legal proceedings based upon such conditions, or an inability to obtain necessary permits, could require increased financial reserves or compliance expenditures, or otherwise have a material adverse effect on us. Changes in environmental, health and safety legislation could also have a material adverse effect on product demand, product quality and methods of production and distribution. In the event that any of our products were demonstrated to have negative health effects, we could be exposed to workers’ compensation and product liability claims, which could have a material adverse effect on our business.

Damage to our reputation may result in decreased investor confidence, challenges in maintaining positive community relations and increased risks in obtaining permits or financing for our development properties and expansions of our existing operations.

Damage to our reputation can occur from our actual or perceived actions or inactions and a variety of events and circumstances, many of which are out of our control. The growing use of social media to generate, publish and discuss community news and issues and to connect with others has made it significantly easier for individuals and groups to share their opinions of us and our activities, whether true or not. We do not directly control how we are perceived by others and loss of reputation could result in, among other things, a decrease to the price of our securities, decreased investor confidence, challenges in maintaining positive relationships with the communities in which we operate and other important stakeholders and increased risks in obtaining permits or financing for our development properties or expansions to our existing operations, any of which could have a material adverse effect on our operations, development projects, business and financial position.

We face risks associated with our reclamation obligations.

We are required to reclaim properties as mining progresses and after mining is completed and specific requirements vary among jurisdictions. We are required by various governments in the jurisdictions in which we operate to provide financial assurances to cover any reclamation obligations we may have at our mine sites. The amount of these financial assurances is significant and is subject to change from time to time by the governments in the jurisdictions in which we operate, and may exceed our estimates for such costs. The amount and nature of our financial assurance obligations depend on a number of factors, including our financial condition and reclamation cost estimates.

Reclamation cost estimates can escalate because of new regulatory requirements, changes in site conditions or conditions in the receiving environment, or changes in analytical methods or scientific understanding of the impacts of various constituents in the environment. Since 2016, the B.C. government has been carrying out a review of its financial assurance requirements for reclamation obligations. While it is not clear what the new requirements will be or when they will be implemented, we expect they will result in an increase to our financial assurance requirements, for both our ongoing operations and our projects in B.C.

Changes to the form or amount of our financial assurance obligations in respect of reclamation obligations could significantly increase our costs, making the maintenance and development of existing or new mines less economically feasible. Increases in financial assurance requirements could severely impact our credit capacity and our ability to raise capital for other projects or acquisitions. We may be unable to obtain letters of credit or surety bonds to satisfy these requirements, in which case we may be required to deposit cash as financial assurance. If we are unable to satisfy these requirements, we may face loss of permits, fines and other material and negative consequences.

Although we currently make provisions for our reclamation obligations, there can be no assurance that these provisions will be accurate in the future. Any underestimated or unanticipated reclamation costs could materially affect our business, operations and financial condition. Failure to provide regulatory authorities with the required financial assurances could potentially result in the closure of one or more of our operations, which could result in a material adverse effect on our operations and therefore our profitability.

Failure to secure water rights could have negative effects on our operations and financial condition.

Water rights are an area of significant and increasing focus for our foreign operations and community relations are significantly impacted by access and sourcing of water. Our mining operations require significant quantities of water for mining, ore processing and related support facilities. Certain of our operations and projects are located in areas where water is scarce and competition among users for access to water is significant. If water supplies become scarce or are negatively affected by environmental events or factors such as drought, water supplies to our operations might be reduced in order to maintain supply to the local communities in which we operate or for ecological purposes, whether or not we have legal rights to draw water. Laws and regulations may be introduced in certain jurisdictions which could limit our access to water resources.

Any reduction in the availability of water may preclude development of otherwise potentially economic mineral deposits or may negatively affect costs, production and/or sales from our affected operations.

We are subject to legal proceedings, the outcome of which may affect our business.

The nature of our business subjects us to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of our business. The results of these legal proceedings cannot be predicted with certainty and the costs of these legal proceedings can be significant. Additionally, although largely unsuccessful to date, natural resource issuers are facing a significant increase in climate change related litigation. There can be no assurances that these matters will not have a material adverse effect on our reputation, our support by various stakeholders, our ability to secure permits, the market price of our securities or on our operations, business or financial condition generally. See “Legal Proceedings and Regulatory Actions” in the Teck AIF, incorporated by reference in this prospectus.

We face risks associated with our joint venture operations and projects.

A number of our projects and operations are developed and operated through joint venture or shared ownership arrangements with third parties. These joint arrangements include, among others, Quebrada Blanca Phase 2, Fort Hills, Antamina, NuevaUnión, Zafranal, Galore Creek, Elkview and Greenhills. We face risks from the fact that at certain of our operations, like Fort Hills and Antamina, we are a minority partner and certain major decisions may be made without our consent, meaning we may not have control over a number of factors including, timing and amount of capital and operating expenditures, operation and production decisions, risk management and other operational practices.

We also face risks from the fact that at certain other projects, like NuevaUnión and Galore Creek, in which we hold a 50% interest, many decisions require the consent of our partner, and, even at projects or operations where we hold a majority interest, such as Quebrada Blanca, Zafranal, Elkview and Greenhills, major decisions affecting the project or operation may require agreement with our partners. Dispute resolution provisions with respect to major decisions in the relevant agreements may result in major decisions being made without our consent or may trigger other remedies.

The success and timing of these operations and projects depend on a number of factors that may be outside our control including, the financial resources of our partners and the objectives and interests of our partners. While joint venture partners may generally reach consensus regarding the direction and operation of the operation or project, there are no assurances that this will always be the case or that future demands and expectations will continue to align. Failure of joint venture partners to agree on matters requiring consensus may lead to development or operational delays, failure to obtain necessary permits or approvals in an efficient manner or at all, remedies under dispute resolution mechanisms, or the inability to progress with production at the relevant operation or development of the relevant project in accordance with expectations or at all, which could materially affect the operation or development of such projects or operations and our business and financial condition.

Volatility in commodity markets and financial markets may adversely affect our ability to operate and our financial condition and may cause the market price of our securities to fluctuate significantly.

Recent global financial conditions and commodity markets have been volatile. From time to time, access to financing has been negatively affected by many factors, including the financial distress of banks and other credit market participants and global market uncertainty. This volatility has from time to time affected and may in the future affect our ability to obtain equity or debt financing on acceptable terms, and may make it more difficult to plan our operations and to operate effectively. If volatility or market disruption affects our access to financing on reasonable terms, our operations and financial condition could be adversely affected.

Furthermore, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including, without limitation, variations in our operating results, changes in market conditions, announcements by us of strategic developments, acquisitions and other material events, speculation about us in the press or investment community, changes in market valuation of similar companies, developments in the mining business generally, activism, regulatory changes and changes in political environments and changes in global financial markets generally. Any of these events could result in a material decline in the price of our securities.

Future funding requirements may affect our business and we may not have access to credit in the future.

Future investments, including development projects, acquisitions and other investments, may require significant capital expenditures. Our operating cash flow may not be sufficient to meet all of these expenditures depending on the timing and costs of development. As a result, new sources of capital may be needed to fund acquisitions or these investments. Additional sources of capital may not be available when required or on acceptable terms and as a result we may be unable to grow our business, finance our projects, take advantage of business opportunities, fund our ongoing business activities, respond to competitive pressure, retire or service outstanding debt or refinance maturing debt.

We have significant financial support in the form of outstanding letters of credit issued by banks, which reduces the amount of other credit, including loans, that issuing banks may be willing to extend to us by way of debt financing. We also have a significant amount of surety bonds issued by insurance companies. These letters of credit and surety bonds are required for a number of purposes, mainly as security for reclamation obligations. If we are no longer rated investment grade, we may be required to deliver a significant amount of letters of credit to support our parent guarantees of the take-or-pay commitments in respect of our Fort Hills downstream arrangements and Quebrada Blanca Phase 2 power arrangements.

The surety bonds and the credit facilities that support our letters of credit do not currently require us to deliver cash collateral or other security, although we may elect to do so from time to time to reduce borrowing costs. If letters of credit, surety bonds or other acceptable financial assurance are not available to us on an unsecured basis, we may be required to deliver cash collateral to a financial institution that will issue the financial assurance, which would reduce our cash available for use in our business.

In addition, certain of our letters of credit are issued under uncommitted standby facilities. Our standby letter of credit facilities may be terminated at the election of the bank counterparty upon at least 90 days’ notice. In the event that a standby letter of credit facility is terminated, we would be required to deliver cash collateral to the bank counterparty if we were unable to terminate the letter of credit issued by the bank. Providers of our surety bonds also have the right to require the delivery of cash collateral upon 60 days’ notice.

Investor or general societal pressures may limit the appetite of certain institutions to lend to, or hold debt or equity securities of, issuers, such as Teck, in carbon-intensive industries or industries with a track record of social and environmental controversy, despite our efforts to adhere to leading industry practices regarding social and environmental matters.

Our credit ratings have been subject to change over the years. There can be no assurance that the credit ratings currently assigned to Teck’s debt securities will not be lowered. A downgrade by any rating agency could adversely affect the value of our outstanding debt securities, the value of our existing debt and our ability to obtain new financing on favorable terms, if at all, and may increase our borrowing costs and require us to provide additional financial support in respect of certain obligations relating to our operations, which in turn could have a material adverse effect on our operations, business and financial position.

We may be adversely affected by interest rate changes.

Our exposure to changes in interest rates results from investing and borrowing activities undertaken to manage our liquidity and capital requirements. We have incurred indebtedness that bears interest at fixed and floating rates, and we may from time to time enter into interest rate swap agreements to effectively convert some fixed rate exposure to floating rate exposure. There can be no assurance that we will not be materially adversely affected by interest rate changes in the future. In addition, our use of interest rate swaps exposes us to the risk of default by the counterparties to those arrangements. Any default by a counterparty could have a material adverse effect on our business.

We may be adversely affected by currency fluctuations.

Our operating results and cash flow are affected by changes in currency exchange rates relative to the currencies of other countries. Exchange rate movements can have a significant impact on results, as a significant portion of our operating costs are incurred in Canadian and other currencies, most revenues are earned in U.S. dollars, and a significant portion of the capital costs for QB2 will be incurred in Chilean pesos. To reduce the exposure to currency fluctuations, we enter into foreign exchange contracts from time to time, but these hedges do not eliminate the potential that those fluctuations may have an adverse effect on us. In addition, foreign exchange contracts expose us to the risk of default by the counterparties to those contracts, which could have a material adverse effect on our business. In addition, our operating costs are influenced by the strength of the currencies of those countries where our operations are located, such as Chile, Peru and the United States.

Our general policy has been not to hedge currency exchange rates. From time to time, however, we have in the past and may in the future undertake currency hedging activities in specific circumstances. There can be no assurance that we will enter into these currency hedging activities or that these currency hedging activities will not cause us to experience less favorable economic outcomes that we would have experienced if we did not engage in such activities.

We face competition in product markets and from other natural resource companies.

The mining industry in general is intensely competitive and even if commercial quantities of mineral resources are developed, a profitable market may not exist for the sale of the minerals. We must sell base metals, metal concentrates, by-product metals and concentrate, blended bitumen and steelmaking coal at prices determined by world markets over which we have no influence or control. Our competitive position is determined by our costs in comparison to those of other producers in the world. If our costs increase due to our locations, grade and nature of orebodies, foreign exchange rates, government policy changes, permitting costs or our operating and management skills, our profitability may be affected. We have to compete with larger companies that have greater assets and financial and human resources than us and which may be able to sustain larger losses than us.

We also compete with other natural resource companies to obtain specialized equipment, components and supplies to develop our projects or operate our mines. Competition in these areas could result in significant delays or increased costs to us in the development of our projects or the operation of our mines.

In addition, we face strong competition for exploration properties. Competition in this area could impede our ability to acquire suitable exploration properties on reasonable terms or at all in order to offset the depletion of our current reserves.

We may face market access restrictions or tariffs.

Access to our markets may be subject to ongoing interruptions or trade barriers due to policies and tariffs of individual countries, and the actions of certain interest groups to restrict the import of certain commodities. Our products may also be subject to tariffs that do not apply to producers based in other countries. In 2018, the Chinese government imposed tariffs on our zinc and lead concentrates produced in the U.S. While these tariffs did not materially affect our business or our access to Chinese markets, there is no assurance that they will not do so in the future or that those tariffs will not increase in the future. The Chinese government has also from time to time placed restrictions on imports of steelmaking coal. Other than the foregoing, there are currently no significant trade barriers existing or impending of which we are aware that do, or could, materially affect our access to certain markets; however, there can be no assurance that our access to these markets will not be restricted in the future, or that tariffs or similar measures will not impair the competitiveness of our products.

Fluctuations in the price and availability of consumed commodities affect our costs of production.

Prices and availability of commodities consumed or used in connection with exploration, development, mining, smelting, refining and blending, such as natural gas, diesel, oil, diluent and electricity, as well as reagents such as copper sulphate, fluctuate and these fluctuations affect the costs of production at our various operations. Our smelting and refining operations at Trail require concentrates, some of which are produced at our Red Dog mine and some of which we purchase from third parties. The availability of those concentrates and the treatment charges we can negotiate fluctuate depending on market conditions. These fluctuations can be unpredictable, can occur over short periods, and may have a material adverse impact on our operating costs or on the timing and costs of various projects. Our general policy is not to hedge our exposure to changes in prices of the commodities we use in our business.

We could be subject to potential labor unrest or other labor disturbances as a result of the failure of negotiations in respect of our collective agreements.

Approximately 5,900 of our approximately 10,100 regular employees (as of December 31, 2019) are employed under collective bargaining agreements. We could be subject to labor unrest or other labor disturbances as a result of delays in or the failure of negotiations in respect of our collective agreements, which could, while ongoing, have a material adverse effect on our business. See “Description of the Business—Human Resources” in the Teck AIF, incorporated by reference in this prospectus for a description of our regular employee category and the expiry dates of the collective bargaining agreements covering unionized employees at our material projects.

We may not be able to hire enough skilled employees to support our operations.

We compete with other mining companies to attract and retain key executives and skilled and experienced employees. The mining industry is labor intensive and our success depends to a significant extent on our ability to attract, hire, train and retain qualified employees, including our ability to attract employees with needed skills in the geographic areas in which we operate. We face competition for limited candidates in many trades and professions, and may see current employees leave to pursue other opportunities. We could experience increases in our recruiting and training costs, and decreases in our operating efficiency, productivity and profit margins if we are not able to attract, hire and retain a sufficient number of skilled employees to support our operations.

Our reserve and resource estimates may prove to be incorrect.

Disclosed reserve and mine life estimates should not be interpreted as assurances of mine life or of the profitability of current or future operations. We estimate and report our mineral and oil and gas reserves and resources in accordance with the requirements of the applicable Canadian securities regulatory authorities and industry practice.

We disclose both mineral reserves and mineral resources. Mineral resources are concentrations or occurrences of minerals that are judged to have reasonable prospects for economic extraction, but for which the economics of extraction cannot be assessed, whether because of insufficiency of geological information or lack of feasibility analysis, or for which economic extraction cannot be justified at the time of reporting. Consequently, mineral resources are of a higher risk and are less likely to be accurately estimated or recovered than mineral reserves.

In general, our mineral reserves and resources are estimated by persons who are, or were at the time of their report, employees of the respective operating company for each of our operations under the supervision of our employees. These individuals are not “independent” for purposes of applicable securities legislation. Generally, we do not use outside sources to verify mineral reserves or resources, except at the initial feasibility stage and through periodic external audits.

We disclose both oil and gas reserves and resources other than reserves in accordance with applicable Canadian securities requirements. Resources other than reserves (further defined as contingent or prospective) are less certain due to geologic, economic, legal, market, political, social, or regulatory conditions, as well as level of corporate commitment. These resources may not be developed, and are less likely to be accurately estimated or recovered than reserves.

The reserve and resource figures included or incorporated in this prospectus by reference are estimates based on the interpretation of limited sampling and subjective judgments regarding the grade, continuity and existence of mineralization, as well as the application of economic assumptions, including assumptions as to operating costs, production costs, mining and processing recoveries, cut-off grades, long-term commodity prices and, in some cases, exchange rates, inflation rates, capital costs and applicable taxes and royalties. As a result, changes in estimates or inaccuracy of estimates may affect our reserves and resources. The sampling, interpretations or assumptions underlying any reserve or resource estimate may be incorrect, and the impact on reserves or resources may be material.

Should the mineralization and/or configuration of a deposit ultimately turn out to be significantly different from that currently envisaged, or should regulatory standards or enforcement change, then the proposed mining plan may have to be altered in a way that could affect the tonnage and grade of the reserves mined and rates of production and, consequently, could adversely affect the profitability of the mining operations. In addition, short-term operating factors relating to the reserves, such as the need for orderly development of orebodies or the processing of new or different ores, may cause reserve and resource estimates to be modified or operations to be unprofitable in any particular fiscal period.

There can be no assurance that our projects or operations will be, or will continue to be, economically viable, that the indicated amount of minerals or hydrocarbons will be recovered, or that they will be recovered at the prices assumed for purposes of estimating reserves.

The depletion of our mineral reserves may not be offset by future discoveries or acquisitions of mineral reserves.

We must continually replace mineral reserves depleted by production to maintain production levels over the long term. This is done by expanding known mineral reserves or by locating or acquiring new mineral deposits.

There is, however, a risk that depletion of reserves will not be offset by future discoveries of mineral reserves. Exploration for minerals and oil and gas is highly speculative and involves many risks. Few properties that are explored are ultimately developed into producing mines. The reasons why a mineral property may be non-productive often cannot be anticipated in advance. Further, significant costs are incurred to establish mineral or oil and gas reserves and to construct mining and processing facilities. Development projects have no operating history upon which to base estimates of future cash flow and are subject to the successful completion of feasibility studies, obtaining necessary government permits, obtaining title or other land rights, and availability of financing, among other things. In addition, assuming discovery of an economic orebody, a contiguous, well defined mass of material of sufficient ore content to make extraction economically feasible, depending on the type of mining operation involved many years may elapse from the initial phases of drilling until commercial operations are commenced. Accordingly, there can be no assurances that our current work programs will result in any new commercial mining operations or yield new reserves to replace and/or expand current reserves in a timely manner.

Our operations depend on information technology systems, which may be disrupted or may not operate as desired.

We rely on information technology systems and networks in our operations. Our information technology systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, security breaches, cybersecurity attacks, computer viruses, malicious software, natural disasters or defects in software or hardware systems. Our systems and procedures for protecting against such attacks and mitigating such risks may prove to be insufficient in the future and such disruption, damage or failure could result in, among other things, production downtime, operational delays, destruction or corruption of data, damage to reputation, environmental or physical damage to our operations or surrounding areas or legal or regulatory consequences, any of which could have a material adverse effect on our financial condition, operations, production, sales, and business. We could also be adversely affected in a similar manner by system or network disruptions if new or upgraded information technology systems are defective, not installed properly or not properly integrated into our operations.

In addition, as technologies evolve and cybersecurity attacks become more sophisticated, we may incur significant costs to upgrade or enhance our security measures or mitigate potential harm. Our exposure to these risks is expected to increase as we take steps to further integrate information technology in our operations through the adoption of technologies such as autonomous haulage and process control automation.

Title defects or claims may affect our existing operations as well as our development projects and future acquisitions.

Title to our properties may be challenged or impugned. Our mining properties may be subject to prior unregistered agreements, transfers or subject to challenge by governments or private parties. Claims and title may be affected by, among other things, undetected defects. A determination of defective title or a challenge to title rights could impact our existing operations as well as exploration and development projects and future acquisitions, which may have a material adverse effect on our operations, business and cash flow.

Indigenous Peoples’ claims and rights to consultation and accommodation may affect our existing operations worldwide as well as development projects and future acquisitions.

Governments in many jurisdictions must consult with Indigenous Peoples with respect to grants of mineral rights and the issuance or amendment of project authorizations. These requirements are subject to change from time to time. As an example, the Government of British Columbia has recently introduced legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples in British Columbia. See “-Changes in environmental, health and safety laws may have a material adverse effect on our operations and projects.” Consultation and other rights of Indigenous Peoples may require accommodations, including undertakings regarding financial compensation, employment, and other matters in impact and benefit agreements. This may affect our ability to acquire within a reasonable time frame effective mineral titles or environmental permits in these jurisdictions, including in some parts of Canada in which Aboriginal title is claimed, and may affect the timetable and costs of development of mineral properties in these jurisdictions. The risk of unforeseen Indigenous Peoples’ claims or grievances also could affect existing operations as well as development projects and future acquisitions. These legal requirements and the risk of Indigenous Peoples’ opposition may increase our operating costs and affect our ability to expand or transfer existing operations or to develop new projects.

We are subject to changes in law or policy in relation to taxes, fees and royalties.

We are subject to taxes (including income taxes, mineral taxes and carbon taxes), various fees and royalties imposed by various levels of government across the jurisdictions in which we operate. The laws imposing these taxes, fees and royalties and the manner in which they are administered may in the future be changed or interpreted in a manner that materially and adversely affects our business, financial position and results of operations.

We operate in foreign jurisdictions and face added risks and uncertainties due to different economic, cultural and political environments.

Our business operates in a number of foreign countries where there are added risks and uncertainties due to the different economic, cultural and political environments. Some of these risks include nationalization and expropriation, social unrest and political instability, uncertainties in perfecting mineral titles, delays or inability to obtain permits, trade barriers and exchange controls, limitations on repatriation of funds, and material changes in taxation. Further, developing country status or an unfavorable political climate may make it difficult for us to obtain financing for projects in some countries.

A substantial portion of our base metals business is in Chile, which has recently been subject to significant social unrest. While QB2 has the benefit of a tax stability agreement, social conditions in Chile may result in tax increases or may disrupt our business and the impact may be material.

Our business is subject to the Canadian Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws, a breach or violation of which could lead to civil and criminal fines and penalties, loss of licences or permits and reputational harm.

We operate in certain jurisdictions that have experienced governmental and private sector corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with certain local customs and practices. For example, the Canadian Corruption of Foreign Public Officials Act, the U.S. Foreign Corrupt Practices Act, and anti-corruption and anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments for the purpose of obtaining or retaining business or other commercial advantage. In recent years, there has been a general increase in both the frequency of enforcement and the severity of penalties under such laws, resulting in greater scrutiny of and punishment to companies convicted of violating anti-corruption and anti-bribery laws. Furthermore, a company may be found liable for violations by not only its employees, but also by its contractors and third-party agents.

Our Code of Ethics, our Anti-Corruption Policy and other corporate policies mandate compliance with these anti-corruption and anti-bribery laws, and we have implemented training programs, internal monitoring and controls, and reviews and audits to ensure compliance with such laws. However, there can be no assurance that our internal control policies and procedures will always protect us from recklessness, fraudulent behavior, dishonesty or other inappropriate acts committed by our affiliates, employees, contractors or agents. Violations of these laws, or allegations of such violations, could lead to civil and criminal fines and penalties, litigation, loss of operating licences or permits, or withdrawal of mining tenements, and may damage our reputation, which could have a material adverse effect on our business, financial position and results of operations, or cause the market value of our securities to decline. We may face disruption in our permitting, exploration or other activities resulting from our refusal to make “facilitation payments” in certain jurisdictions where such payments are otherwise prevalent.

We are highly dependent on third parties for the provision of transportation services and are subject to government action regarding production.

Due to the geographical location of many of our mining properties and operations, we are highly dependent on third parties for the provision of transportation services, including rail, pipeline and port services. We negotiate prices for the provision of these services in circumstances where we may not have viable alternatives to using specific providers, or have access to regulated rate setting mechanisms. Contractual disputes, demurrage charges, rail, pipeline and port capacity issues, availability of vessels and railcars, weather problems or other factors can have a material adverse effect on our ability to transport materials according to schedules and contractual commitments, and result in lower than anticipated sales volumes and revenue. In recent years we have experienced a loss of revenue and an increase in the cost of coal product due, in part, to logistics issues with our transportation service providers.

In 2019, we experienced significant challenges with pipeline capacity for our energy products resulting in low realized prices for our blended bitumen. In December 2018, the Government of Alberta announced temporary curtailment measures that continue to affect our production at Fort Hills and are expected to be in place throughout 2020. There can be no assurances that pipeline capacity challenges or production curtailment will not continue or increase in the future, each of which may materially affect our energy operations and revenue.

A number of our concentrate products include varying amounts of minor elements that are subject to increasing environment regulation, which may expose us to higher smelter treatment charges, penalties or limit our ability to sell certain products.

Our customer smelters are subject to increasingly stringent environmental regulation, in particular with respect to minor elements such as mercury, cadmium and thallium, which could adversely affect their ability to treat copper, zinc and lead concentrates from certain of our operations. We rely on customer smelters to process our concentrates into metals for sale. We are already restricted in our ability to sell certain products in certain jurisdictions for regulatory reasons. We may be required to pay higher smelter treatment charges or specific penalties relating to minor elements present in our concentrates, we may incur additional costs to blend certain products, or we may not be able to sell certain products at all in certain jurisdictions, depending on the regulatory environment.

The profitability of our Trail Operations depends in part on our ability to sell various products that may face more stringent environmental regulation.

In addition to zinc and lead, Trail Operations produces various minor metals and other compounds, which are sold into specialized markets. Changes in market demand for these products, or changes in export regulations or other regulatory restrictions, may limit our ability to sell these products. If we are unable to sell certain products at a profit, we may incur significant storage and disposal costs, or costs to change our production facilities or processes.

Our arrangements relating to our relationship with BC Hydro regarding the Waneta hydroelectric plant may require us to incur substantial costs.

In connection with the sale of our interest in the Waneta hydroelectric plant in 2018, we entered into a 20-year arrangement with BC Hydro, with the ability to renew for an additional 10 years, to use a portion of the energy derived from the Waneta hydroelectric plant for our Trail Operations. Under our arrangement with BC Hydro, Teck Metals is required to provide firm delivery of a portion of the energy from the Waneta hydroelectric plant to BC Hydro until 2036. If Teck Metals does not deliver power as required, it could be required to purchase replacement power in the open market or to pay liquidated damages to BC Hydro based on the market rate for power at the time of the shortfall. These costs are generally not covered by our insurance policies and we could incur substantial costs, especially if the shortfall is protracted.

In addition, BC Hydro has contracted to make power available to Teck Metals at favorable rates in amounts sufficient to meet the current and anticipated future requirements of our Trail Operations. If our entitlement to power from the Waneta hydroelectric plant (taking into account our arrangements with BC Hydro) is not sufficient to supply the requirements of our Trail Operations, we may be required to reduce production at our Trail Operations, or purchase power in the open market, in order to address any shortfall. Following expiry of this arrangement we may be required to purchase power in the open market to power our Trail Operations, which may require us to incur substantial additional costs to operate our Trail Operations.

We face risks in connection with our committed downstream arrangements in connection with Fort Hills.

Under the arrangements governing Fort Hills, we are obliged to lift our pro rata share of project production, and to supply the diluent required in order to create a bitumen blend that meets pipeline specifications. In order to meet our lifting obligations and to ensure that our share of project production reaches a market, we are required to enter into commitments to secure tankage and transportation (pipeline, rail) capacity. These commitments involve long-term take-or-pay obligations. There is a risk that there may be delays or interruptions in the availability of appropriate pipeline or rail capacity, that we may be unable to provide the required diluent despite our efforts to secure diluent supply, or that unanticipated events may otherwise interfere with our ability to lift and dispose of our share of Fort Hills production. In any of these events, we may face additional costs or penalties under the Fort Hills arrangements. In addition, interruptions in production at Fort Hills may not relieve us of take-or-pay obligations incurred in connection with our downstream arrangements, causing us to incur significant costs. We may face material losses in any of these situations, which may not be covered by insurance.

Our Red Dog Operations are subject to a limited annual shipping window, which increases the consequences of restrictions on our ability to ship concentrate from the operation.

Like our other mines, our Red Dog mine operates year-round on a 24-hour-per-day basis. Due to sea ice and weather conditions, the annual production of the mine must be stored at the port site and shipped within an approximate 100-day window when sea ice and weather conditions permit. Two purpose-designed shallow draft barges transport the concentrates to deep-water moorings. The barges cannot operate in severe swell conditions.

Unusual ice or weather conditions, or damage to the barges or ship loading equipment could restrict our ability to ship all of the stored concentrate. Failure to ship the concentrate during the shipping season could have a material adverse effect on our sales, as well as on our Trail Operations, and could materially restrict mine production subsequent to the shipping season.

Although we believe our financial statements are prepared with reasonable safeguards to ensure reliability, we cannot provide absolute assurance.

We prepare our financial reports in accordance with accounting policies and methods prescribed by International Financial Reporting Standards as issued by the International Accounting Standards Board. In the preparation of financial reports, management may need to rely upon assumptions, make estimates or use their best judgment in determining the financial condition of the Company. Significant accounting policies are described in more detail in the notes to our annual consolidated financial statements for the year ended December 31, 2019. In order to have a reasonable level of assurance that financial transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported, we have implemented and continue to analyze our internal control systems for financial reporting. Although we believe our financial reporting and financial statements are prepared with reasonable safeguards to ensure reliability, we cannot provide absolute assurance in that regard.

Our insurance may not provide adequate coverage.

We maintain large self-insured retentions and insure against most risks up to reasonably high limits through captive insurance companies. Availability of insurance for mining operations has decreased, and premiums have increased, as a result of recent catastrophic events affecting other mining issuers and a general hardening of insurance markets. Our property, business interruption and liability insurance may not provide sufficient coverage for losses related to certain hazards, and large losses within our captive insurers could have an effect on our consolidated financial position. We may elect not to maintain insurance for certain risks due to the high premiums associated with insuring those risks and for various other reasons. In other cases, insurance against certain risks, including certain liabilities for environmental pollution, may not be available to us or to other companies within the industry. In addition, our insurance coverage may not continue to be available at economically feasible premiums, or at all. Any such event could have a material adverse effect on our business, operations or financial position.

Our pension and other post-retirement liabilities and the assets available to fund them could change materially.

We have substantial assets in defined benefit pension plans which arise through employer contributions and returns on investments made by the plans. The returns on investments are subject to fluctuations depending upon market conditions and we are responsible for funding any shortfall of pension assets compared to our pension obligations under these plans.

We also have certain obligations to current and former employees with respect to post-retirement benefits. The cost of providing these benefits can fluctuate and the fluctuations can be material.

Our liabilities under defined benefit pension plans and in respect of other post-retirement benefits are estimated based on actuarial and other assumptions. These assumptions may prove to be incorrect and may change over time, and the effect of these changes can be material.

Risks Related to the New Notes and our Indebtedness

Our significant indebtedness limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to meet our future financial commitments and liquidity needs.

As of June 30, 2020, we had debt, as determined consistent with IFRS and reflected on our consolidated balance sheet, of approximately C$5.431 billion (which does not include US$533 million of consolidated lease liabilities) and we had approximately US$4.92 billion of unused commitments under our committed bank credit facilities. Our ability to satisfy our debt obligations, including the New Notes, and our ability to refinance our indebtedness, will depend upon our future operating performance, which will be affected by prevailing economic conditions in the markets that we serve and financial, business and other factors, many of which are beyond our control. We may be unable to generate sufficient cash flow from operations and future borrowings or other financing may be unavailable in an amount sufficient to enable us to fund our future financial obligations or our other liquidity needs, including our obligations to repay our indebtedness, a significant amount of which will become due and payable prior to the maturity of the New Notes.

The amount and terms of our debt could have material consequences to our business, including, but not limited to:

•	making it more difficult for us to satisfy our debt covenants and debt service, lease payment and other obligations;

•	increasing our vulnerability to general adverse economic and industry conditions;

•

requiring us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

•	limiting our ability to obtain additional financing to fund future acquisitions, working capital, capital expenditures or other general operating requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	placing us at a competitive disadvantage when compared to competitors with relatively less amounts of debt.

Despite our current level of indebtedness, we may need to incur additional indebtedness in the future. The terms of our credit facilities, indentures and other agreements governing our indebtedness allow us to incur additional debt subject to certain limitations. If new debt is added to current debt levels, the risks described above could intensify. Furthermore, if future debt financing is not available to us when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressure or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We may be unable to repay the New Notes when due or repurchase the New Notes when we are required to do so.

At final maturity of the New Notes or in the event of acceleration of the New Notes following an event of default, the entire outstanding principal amount of the New Notes will become due and payable. If we were unable to make the required payments or repurchases of the New Notes, it would constitute an event of default under the New Notes offered hereby and, as a result, under our credit facilities and other outstanding indebtedness. It is possible that we will not have sufficient funds at maturity or upon acceleration to make the required payments or repurchases of notes and other debt securities.

Some of our financing agreements contain financial and other covenants that, if breached by us, may require us to redeem, repay, repurchase or refinance our existing debt obligations prior to their scheduled maturity. Our ability to refinance such obligations may be restricted due to prevailing conditions in the capital markets, available liquidity and other factors.

We are party to a number of financing agreements, including our credit facilities and the indentures governing our various senior notes, including the New Notes offered hereby, which agreements, indentures and instruments contain financial and other covenants. If we were to breach the covenants contained in our financing agreements, we may be required to redeem, repay, repurchase or refinance our existing debt obligations prior to their scheduled maturity and our ability to do so may be restricted or limited by the prevailing conditions in the capital markets, available liquidity and other factors. If we are unable to refinance any of our debt obligations in such circumstances, our ability to make capital expenditures and our financial condition and cash flows could be adversely impacted. In addition, from time to time, new accounting rules, pronouncements and interpretations are enacted or promulgated which may require us, depending on the nature of such new accounting rules, pronouncements and interpretations, to reclassify or restate certain elements of our financing agreements and other debt instruments, which may in turn cause us to be in breach of the financial covenants contained in our financing agreements and other debt instruments.

We may not be able to finance a change of control offer required by our credit agreements and the indentures governing our various notes, including the New Notes offered hereby, because we may not have sufficient funds at the time of the change of control.

If we were to experience a change of control (as defined under the relevant indentures governing our various notes, including the New Notes offered hereby, and under our credit facilities), we would, under certain of the indentures, be required to make an offer to purchase all of the New Notes, debentures or other debt securities issued thereunder then outstanding at a specified premium to the principal amount (often 101%) plus accrued and unpaid interest, if any, to the date of purchase, or to repay indebtedness under the relevant credit facilities. However, we may not have sufficient funds at the time of the change of control to make the required repurchase of the New Notes, debentures or other debt securities, or to make the required repayment of indebtedness. Our failure to offer to repurchase notes, debentures or other debt securities following a change of control would result in a default under their indentures, which could lead to a cross-default under our credit facilities and under the terms of our other indebtedness.

Our holding company structure may impact the ability of the holders of notes to receive payment on the New Notes.

We are a holding company with no material assets other than our equity interests in our subsidiaries and partnerships. As a result, our ability to repay our indebtedness, including the New Notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the New Notes or to make funds available for that purpose. In addition, our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the New Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Our right to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the subsidiaries’ creditors, including any trade creditors and preferred shareholders.

A financial failure by any entity in which we have an interest may hinder the payment of the New Notes.

A financial failure by any entity in which we have an interest could affect payment of the New Notes if a bankruptcy court were to “substantively consolidate” that entity with our subsidiaries and/or with us. If a bankruptcy court substantively consolidated an entity in which we have an interest with our subsidiaries and/or with us, the assets of each entity so consolidated would be subject to the claims of creditors of all entities so consolidated. This could expose our creditors, including holders of the New Notes, to potential dilution of the amount ultimately recoverable because of the larger creditor base.

The New Notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The New Notes will not be secured by any of our assets. As a result, the New Notes will be effectively subordinated to any of our existing and future secured obligations to the extent of the value of the collateral securing such obligations. At June 30, 2020, we had approximately US$438 million of secured debt (which does not include US$533 million of consolidated lease liabilities), all of which is secured debt of our subsidiaries. In addition, we may incur additional secured debt in the future. The effect of this effective subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding in involving us, the proceeds from the sale of collateral securing our secured indebtedness will be available to pay obligations on the New Notes only after all secured debt has been paid in full. As a result, the holders of the New Notes may receive less, ratably, than the holders of secured debt in the event of a bankruptcy, insolvency, liquidation, dissolution, reorganization or other insolvency proceeding involving us.

The New Notes will be structurally subordinated to the indebtedness of our subsidiaries.

You will not have any claim as a creditor against our subsidiaries. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the New Notes. As of June 30, 2020, our subsidiaries had debt, as determined in accordance with IFRS, and trade payables of approximately US$1,191 million.

Federal and state fraudulent transfer laws permit a court to void the New Notes, and, if that occurs, you may not receive any payments on the New Notes.

The issuance of the New Notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we received less than reasonably equivalent value or fair consideration in return for issuing the New Notes, and, in the case of (2) only, one of the following is also true:

•	we were insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left us with an unreasonably small amount of capital to carry on the business; or

•	we intended to, or believed that we would, incur debts beyond our ability to pay as they mature.

If a court were to find that the issuance of the New Notes was a fraudulent conveyance, the court could void the payment obligations under the New Notes or further subordinate the New Notes to presently existing and future indebtedness of ours, or require the holders of the New Notes to repay any amounts received with respect to the New Notes. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the New Notes. Further, the voidance of the New Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the New Notes would not be further subordinated to our other debt.

In the event that we become insolvent, insolvency proceedings will be governed by Canadian law and the laws of other jurisdictions.

We are incorporated in, and subject to, the laws of Canada. Canadian corporate insolvency laws, which are principally contained in the Companies’ Creditors Arrangement Act (the “CCAA”) and the Bankruptcy and Insolvency Act (the “BIA”) are different from the corporate insolvency or bankruptcy laws of the United States. In particular, proceedings under the CCAA, which provides for the potential re-organization of an insolvent company, differ significantly from Chapter 11 under the U.S. Bankruptcy Code. If we become insolvent, the treatment and ranking of the holders of the New Notes, other creditors and shareholders under Canadian law may be different than the treatment and ranking under the bankruptcy laws of the United States.

The New Notes may be challenged under applicable insolvency, or other laws, which could impair the enforceability of the New Notes.

Under corporate insolvency laws in Canada, a note could be voided. Our liability under the New Notes could be reduced to zero, if successfully challenged by a trustee in bankruptcy (a “Trustee”) under the provisions of the BIA, a court-appointed monitor (a “Monitor”) under the provisions of the CCAA or in some circumstances by an affected creditor. In addition, various other orders could be made by a court in relation to the New Notes, such as a stay of proceedings preventing payments being made under the New Notes, and orders requiring the repayment of monies paid or providing for the discharge of debts.

Under Canadian law, if a Trustee or Monitor is appointed with respect to any Canadian company, the Trustee or Monitor would have the power to investigate the validity of past transactions such as the issuance of the New Notes, and may seek various court orders, including orders to have declared void certain transactions entered into prior to the commencement of the insolvency proceeding of such company and for the repayment of money. These transactions include transactions which:

•	are at below the fair market value for the assets transferred;

•	result in property being transferred for no or inadequate consideration;

•	unfairly disregard the interests of creditors;

•	result in fraudulent preference being given to a creditor; or

•	otherwise defeat, hinder, delay or defraud creditors.

There are varying periods before the commencement or deemed commencement of a company’s insolvency proceeding during which, if the company enters into a transaction of a type that is voidable, the transaction may be set aside as a result of a Trustee or Monitor seeking a court order. For example, a preference transaction entered into when the company is insolvent or which results in the company becoming insolvent, may be declared void if the company entered into it within the three-month period preceding the commencement of the company’s insolvency proceeding or, if the transaction was with a related entity, within a twelve-month period. Similarly, a conveyance of property for conspicuously less than fair market value could be voided if made to an unrelated entity within one year, or if made to a related entity within five years.

The test for whether a company is an “insolvent person” under the BIA and CCAA in this context is whether the relevant company is able to pay its obligations generally when they become due or whether the assets of the company, on fair valuation, are insufficient, or if disposed of at a fairly conducted sale under legal process would not be sufficient, to pay all of the obligations of the company due and accruing due.

Under Canadian law, a note given by a company may be set aside or subordinated on a number of grounds in addition to the voidable transactions described above, including pursuant to principles of equitable subordination.

In addition, under the laws of Canada, our other debts and liabilities, such as certain employee entitlements, pension liabilities or other amounts owed to taxing authorities and other government claimants, may rank ahead of claims under the New Notes in the event of insolvency or similar proceedings.

The issuance of the New Notes may be subject to review under Canadian provincial assignment and preference and fraudulent conveyance statutes. While the relevant laws may vary from province to province, under such laws, the making of a transfer or payment may be a fraudulent conveyance or a voidable assignment or preference under provincial law if: (i) the payment or transfer of property was made with the intent of defeating, hindering, delaying or defrauding creditors; and (ii) we were insolvent or rendered insolvent by reason of the incurrence of the indebtedness, or if we knew that we were on the eve of insolvency.

If a court were to find that the issuance of the New Notes was a fraudulent conveyance or a voidable preference under provincial law, the court could void the payment obligations under the New Notes or require the holders of the New Notes to repay any amounts received with respect to the New Notes. In the event of the court making a declaration that a fraudulent conveyance or voidable preference had occurred under provincial law, holders may not receive any repayment on the New Notes. Further, the declaration that the New Notes are void could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

In addition, there can be no assurance as to how the insolvency laws of the various jurisdictions in which we operate will be applied in relation to one another.

There is no public market for the New Notes, and we cannot assure you that a market for the New Notes will develop.

We do not intend to apply for a listing of the New Notes on any securities exchange or automated interdealer quotation system.

The New Notes will be a new class of securities for which there is no established public trading market, and no assurance can be given as to:

•	the liquidity of any such market that may develop;

•	the ability of holders of the New Notes to sell their notes; or

•	the price at which the holders of the New Notes would be able to sell their notes.

If such a market were to exist, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

•	time remaining to the maturity of the New Notes;

•	outstanding amount of the New Notes;

•	prevailing interest rates and the markets for similar securities;

•	the then-current ratings assigned to the New Notes;

•	the interest of securities dealers in making a market;

•	the market price of our common stock;

•	general economic conditions; and

•	our financial condition, historic financial performance and future prospects.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Any rating assigned to our debt securities could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the New Notes. Credit ratings are not recommendations to purchase, hold or sell the New Notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the New Notes or other factors discussed in this prospectus on the value of the New Notes.

Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the New Notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a discount.

The interests of major shareholders may conflict with the interests of the holders of the New Notes.

Temagami Mining Company Limited (“Temagami”) has informed us that as of February 26, 2020, it beneficially owned or exercised direction or control, directly or indirectly, over 4,300,000 of our Class A common shares (representing 55.37% of the Class A common shares outstanding) and 725,000 of our Class B subordinate voting shares (representing 0.13% of the Class B subordinate voting shares outstanding), which shares represent 32.7% of the total votes attached to the combined outstanding Class A common shares and

Class B subordinate voting shares. Although not a controlling interest per se, this is a significant voting interest. As with other shareholders, Temagami’s interests in our business, operations and financial condition from time to time may not be aligned with, or may conflict with, the interests of the holders of notes. So long as Temagami owns a significant amount of our outstanding common shares, it may have influence over our decisions.

Risks Related to the Exchange Offer

If you fail to exchange your Initial Notes, they will continue to be subject to transfer restrictions and may become less liquid.

Initial Notes that you do not tender or we do not accept will, following the exchange offer, continue to be subject to transfer restrictions, and you may not offer or sell them except pursuant to an exemption from, or in a transaction not subject to, the U.S. Securities Act and applicable state securities law. We will issue New Notes in exchange for the Initial Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “Exchange Offer—Terms of the Exchange Offer—Conditions” and “Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.” These procedures and conditions include timely receipt by the exchange agent of such Initial Notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from DTCC (as defined herein)).

Because we anticipate that most holders of Initial Notes will elect to exchange their Initial Notes, we expect that the liquidity of the market for any Initial Notes remaining after the completion of the exchange offer will be substantially limited. Any Initial Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the Initial Notes outstanding. Following the exchange offer, if you do not tender your Initial Notes you generally will not have any further registration rights, and your Initial Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Initial Notes could be adversely affected.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the New Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the U.S. Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the U.S. Securities Act to transfer your New Notes. In these cases, if you transfer any New Notes without delivering a prospectus meeting the requirements of the U.S. Securities Act or without an exemption from registration of your New Notes under the U.S. Securities Act, you may incur liability under the U.S. Securities Act. We do not and will not assume, or indemnify you against, this liability.

EXCHANGE OFFER

Terms of the Exchange Offer

General

In connection with the issuance of the Initial Notes, we entered into a registration rights agreement, dated as of June 30, 2020, with the initial purchasers of the Initial Notes, providing for the issuance of New Notes in exchange for an equivalent aggregate principal amount of Initial Notes. The terms of the New Notes are substantially identical to the terms of the Initial Notes except that the New Notes will be registered under the U.S. Securities Act, and therefore will not contain restrictions on transfer, will not contain certain provisions relating to additional interest, will bear a different CUSIP number from the Initial Notes and will not entitle their holders to registration rights. You should read the description of the New Notes in the section in this prospectus entitled “Description of the New Notes.” We also refer you to the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Under the registration rights agreement, we agreed to file with the SEC a registration statement covering an exchange offer for the Initial Notes and to use reasonable best efforts to have such registration statement declared effective by the SEC on or prior to 180 days after the closing of the offering of the Initial Notes and to consummate the exchange offer within 45 business days after that 180-day period, the registration statement of which this prospectus is a part with respect to a registered offer to exchange the Initial Notes for New Notes. We will keep the exchange offer open for at least 20 business days (or longer if required by law) after the date notice of the exchange offer is sent to holders of the Initial Notes. In accordance with the registration rights agreement, this prospectus does not qualify the distribution of the New Notes under the securities laws of any province or territory of Canada.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New Notes will be issued in exchange for an equivalent aggregate principal amount of outstanding Initial Notes accepted in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all holders as of the date of this prospectus. The exchange offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange. However, the obligation to accept Initial Notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “—Conditions.”

Initial Notes shall be deemed to have been accepted as validly tendered when, as and if we have given written notice thereof to The Bank of New York Mellon, the exchange agent. The exchange agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an “affiliate” of Teck within the meaning of Rule 405 under the U.S. Securities Act) without compliance with the registration and prospectus delivery provisions of the U.S. Securities Act, provided that:

•	such New Notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and

•	such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and we cannot assure you that the staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

By tendering Initial Notes in exchange for New Notes and executing the letter of transmittal, each holder will represent to us that:

•	any New Notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the Initial Notes or New Notes within the meaning of the U.S. Securities Act; and

•	it is not an “affiliate,” as defined in Rule 405 under the U.S. Securities Act, of Teck.

If such holder is a broker-dealer, it will also be required to represent that the Initial Notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of New Notes. See “Plan of Distribution.” Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of Initial Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the U.S. Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the U.S. Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the New Notes in connection with any resale of such New Notes. See “Plan of Distribution.”

Upon consummation of the exchange offer, any Initial Notes not tendered will remain outstanding and continue to accrue interest but, subject to certain limited exceptions, holders of Initial Notes who do not exchange their Initial Notes for New Notes in the exchange offer will no longer be entitled to registration rights or certain payments of additional interest. In addition, such holders will not be able to offer or sell their Initial Notes, unless such Initial Notes are subsequently registered under the U.S. Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the U.S. Securities Act and applicable state securities laws. Subject to limited exceptions, we will have no obligation to effect a subsequent registration of the Initial Notes.

Expiration Date; Extensions; Amendments; Termination

The expiration date shall be          , 2020 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date to which the exchange offer is extended. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

To extend the expiration date, we will notify the exchange agent of any extension by written notice and will notify the holders of Initial Notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement will state that we are extending the exchange offer for a specified period of time.

We expressly reserve the right:

•

to delay acceptance of any Initial Notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of Initial Notes not previously accepted if any of the conditions set forth under “—Conditions” shall have occurred and shall not have been waived prior to the expiration date, by giving written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Initial Notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Initial Notes of such amendment and we will extend the exchange offer for a period of five to ten business days. Without limiting the manner in which we may choose to make public the announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The New Notes will accrue interest at the rate of 3.900% per annum. The New Notes will accrue interest from and including June 30, 2020, the closing of the offering of the Initial Notes. Interest on the New Notes is payable on January 15 and July 15, beginning on January 15, 2021. No additional interest will be paid on Initial Notes tendered and accepted for exchange.

Absence of Dissenter’s Rights of Appraisal

Holders of the Initial Notes do not have any dissenter’s rights of appraisal in connection with the exchange offer.

Procedures for Tendering

To tender your Initial Notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the Initial Notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)

Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your Initial Notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Transfer” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)

Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedures” below.

The method of delivery of Initial Notes, letter of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Initial Notes, letters of transmittal or other required documents should be sent to us. Delivery of all Initial Notes, if applicable, letters of transmittal and other documents must be made to the exchange agent at its address set forth in the letter of transmittal. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of Initial Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act or an eligible institution unless the Initial Notes tendered pursuant thereto are tendered (1) by a registered holder of Initial Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Initial Notes. We will not waive any condition of the exchange offer with respect to an individual holder unless we waive that condition for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, in our sole discretion, subject to the provisions of the indenture pursuant to which the Initial Notes were issued:

•	to purchase or make offers for any Initial Notes that remain outstanding subsequent to the expiration date or, as described under “—Conditions,” to terminate the exchange offer,

•	to redeem Initial Notes as a whole, or in part, at any time and from time to time, as described under “Description of the New Notes—Optional Redemption,” and

•	to the extent permitted under applicable law, to purchase Initial Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the U.S. Securities Act and that it has not entered into any arrangement or understanding with us, or an affiliate of ours, to distribute the New Notes in connection with any resale of such New Notes. See “Plan of Distribution.”

Acceptance of Initial Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all Initial Notes properly tendered will be accepted promptly after the expiration date and the New Notes will be issued promptly after acceptance of the Initial Notes. See “—Conditions.” For purposes of the exchange offer, Initial Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given written notice thereof to the exchange agent.

For each Initial Note accepted for exchange, the holder of such Initial Note will receive a New Note having a principal amount equal to that of the surrendered Initial Note.

In all cases, issuance of New Notes for Initial Notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such Initial Notes into the exchange agent’s account at the applicable book-entry transfer facility,

•

a properly completed and duly executed letter of transmittal (or an agent’s message from a participant tendering Initial Notes that such participant has received and agrees to be bound by the terms of the letter of transmittal), and

•	any other required documents.

If any tendered Initial Notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged Initial Notes will be returned promptly without expense to the tendering holder thereof (if in certificated form), or credited to an account maintained with such book-entry transfer facility after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the Initial Notes at the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in the letter of transmittal on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with (or an agent’s message from a participant tendering Initial Notes that such participant has received and agrees to be bound by the terms of the letter of transmittal).

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program (“ATOP”) procedures to tender Initial Notes.

Any participant in the book-entry transfer facility may make book-entry delivery of Initial Notes by causing the book-entry transfer facility to transfer such Initial Notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the Initial Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Initial Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering Initial Notes that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which:

(1)	sets forth the name and address of the holder of Initial Notes and identifies the Initial Notes tendered, including the principal amount of such Initial Notes;

(2)	states that the tender is being made thereby; and

(3)

guarantees that within three New York Stock Exchange (“NYSE”), trading days after the date of execution of the notice of guaranteed delivery, or a book-entry confirmation, as the case may be, and any other documents required by the letter transmittal will be deposited by the eligible institution with the exchange agent; and

•

a book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth in the letter of transmittal. Any such notice of withdrawal must:

•	specify the name of the person having tendered the Initial Notes to be withdrawn;

•	identify the Initial Notes to be withdrawn, including the principal amount of such Initial Notes;

•

in the case of Initial Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Initial Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such Initial Notes exchanged;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Initial Notes were tendered including any required signature guarantees, or be accompanied by documents of transfer to have the trustees with respect to the Initial Notes in the name of the person withdrawing the tender; and

•	specify the name in which such Initial Notes are registered, if different from the person who tendered such Initial Notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, which determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered Initial Notes, or credited to an account maintained with the book-entry transfer facility for the Initial Notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Initial Notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering” and “—Book-Entry Transfer” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

We will complete this exchange offer only if:

1.	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

2.	there is no change in the current interpretation of the staff of the SEC which permits resales of the New Notes, and

3.

there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our New Notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

1.	refuse to accept and return to their holders any Initial Notes that have been tendered,

2.	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

3.

waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Exchange Agent

The Bank of New York Mellon has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, or of the letter of transmittal, should be directed to the exchange agent as provided in the letter of transmittal.

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Initial Notes, and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

Subject to the following sentence, we will pay all transfer taxes applicable to the exchange of Initial Notes pursuant to the exchange offer. If, however, (a) New Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Initial Notes tendered, (b) if tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal, or (c) if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

Holders of Initial Notes who do not exchange their Initial Notes for New Notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the U.S. Securities Act and applicable state securities laws. The Initial Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the U.S. Securities Act, pursuant to an exemption from registration under the U.S. Securities Act or in a transaction not subject to the registration requirements of the U.S. Securities Act, and in compliance with applicable state securities laws. We do not currently anticipate that we will register the Initial Notes under the U.S. Securities Act. To the extent that Initial Notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted Initial Notes could be adversely affected. See “Risk Factors—If you fail to exchange your Initial Notes, they will continue to be restricted securities and may become less liquid.”

Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing New Notes, we will receive in exchange Initial Notes of like principal amount, the terms of which are identical in all material respects to the New Notes. Initial Notes surrendered in exchange for New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in our indebtedness and will evidence the same continuing indebtedness as the Initial Notes. We have agreed to bear all fees and expenses related to the exchange offer. No underwriter is being used in connection with the exchange offer.

CAPITALIZATION

There have been no material changes in our share and loan capital, on a consolidated basis, since June 30, 2020, being the date of our most recent interim financial statements incorporated by reference into this prospectus.

PRIOR SALES

The following table summarizes our issuance of the Initial Notes during the 12 months prior to the date of this prospectus:

Date	Security	Principal Amount per Security	Weighted Average Issuer Price per Security	Number of Securities	Aggregate Principal Amount
June 30, 2020	3.900% Notes due 2030	US$1,000		550,000	US$550,000,000

EARNINGS COVERAGE

Year Ended December 31, 2019

The following sets forth our earnings coverage ratios calculated for the twelve month period ended December 31, 2019 based on our audited financial statements for the year ended December 31, 2019. These financial ratios give pro forma effect to the issuance, repayment and redemption of all our long-term debt since December 31, 2019 as if each had occurred at the beginning of the twelve month period ended December 31, 2019 (together, the “December 31, 2019 Pro Forma Adjustments”) including the following:

•	the issuance of the US$550 million Initial Notes on June 30, 2020;

•	the repurchase of US$255 million aggregate principal amount of our outstanding notes on June 30, 2020 pursuant to cash tender offers as more particularly set out below:

Title of Securities	Principal Amount of Purchased Notes
4.500% Notes due 2021	US$104 million
4.75% Notes due 2022	US$52 million
3.750% Notes due 2023	US$99 million

•	the private purchase of US$13 million principal amount of 3.750% Notes due 2023 settled in July 2020;

•	the redemption of US$13 million of 4.500% Notes due 2021 on July 30, 2020;

•	the US$780 million drawn-down and outstanding as at the date of this prospectus against our QB2 project financing facility since December 31, 2019; and

•	the US$127 million drawn-down and outstanding as at the date of this prospectus against our credit facilities since December 31, 2019.

Adjustments for other normal course issuances and repayments of financial liabilities subsequent to December 31, 2019 would not materially affect the ratios and, as a result, have not been made.

After giving effect to the December 31, 2019 Pro Forma Adjustments, our adjusted borrowing costs on all interest bearing financial liabilities amounted to $392 million for the twelve month period ended December 31, 2019. Our net loss before income tax and borrowing costs on all interest bearing financial liabilities for the twelve month period ended December 31, 2019 was $129 million, which is (0.33) times our adjusted borrowing cost requirements for the period.

Twelve Month Period Ended June 30, 2020

The following sets forth our earnings coverage ratios calculated for the twelve month period ended June 30, 2020, based on our audited financial statements for the year ended December 31, 2019 and our unaudited interim financial statements for the three and six months ended June 30, 2020 and 2019 incorporated by reference into this prospectus. These financial ratios give pro forma effect to the issuance, repayment and redemption of all our long-term debt since June 30, 2020 as if each had occurred at the beginning of the twelve month period ended June 30, 2020 (together, the “June 30, 2020 Pro Forma Adjustments”) including the following:

•	the private purchase of US$13 million principal amount of 3.750% Notes due 2023 settled in July 2020;

•	the redemption of US$13 million of 4.500% Notes due 2021 on July 30, 2020;

•	the US$780 million drawn-down and outstanding as at the date of this prospectus against our QB2 project financing facility since June 30, 2020; and

•	the US$127 million drawn-down and outstanding as at the date of this prospectus against our credit facilities since June 30, 2020.

Adjustments for other normal course issuances and repayments of financial liabilities subsequent to June 30, 2020 would not materially affect the ratios and, as a result, have not been made.

After giving effect to the June 30, 2020 Pro Forma Adjustments, our adjusted borrowing costs on all interest bearing financial liabilities amounted to $368 million for the twelve month period ended June 30, 2020. Our net loss before income tax and borrowing costs on all interest bearing financial liabilities for the twelve month period ended June 30, 2020 was $2.06 billion, which is (5.61) times our adjusted borrowing cost requirements for the period.

	Year ended December 31, 2019 (pro forma)	Twelve Months ended June 30, 2020 (pro forma)
Net earnings available for all interest bearing financial liabilities (1)	(0.33) times(2)	(5.61) times(2)

(1)	Calculated as net loss before income tax and borrowing costs on all interest bearing financial liabilities, divided by borrowing costs for all interest bearing financial liabilities.
(2)

The dollar amount of the profit plus income tax and borrowing costs that would be required to achieve a ratio of one-to-one is $521 million for the year ended December 31, 2019 and $2.43 billion for the twelve months ended June 30, 2020.

Issuance of New Notes

As the issuance of any New Notes under this prospectus is in exchange for an equal aggregate principal amount of outstanding Initial Notes validly tendered and accepted in the exchange offer, for the purposes of our earnings coverage ratios calculated for the twelve month periods ended December 31, 2019 and June 30, 2020, we have not expressly included the issuance of any News Notes under this prospectus (i) in the December 31, 2019 Pro Forma Adjustments as any issuance of New Notes will offset an equivalent amount of the US$550 million Initial Notes issued on June 30, 2020 that are included in the December 31, 2019 Pro Forma Adjustments, and (ii) in the June 30, 2020 Pro Forma Adjustments as any issuance of New Notes will offset an equivalent amount of the US$550 million Initial Notes issued on June 30, 2020 that are reflected in the unaudited interim financial statements for the three and six months ended June 30, 2020 and 2019.

DESCRIPTION OF THE NEW NOTES

In this section, the words “Teck,” “we,” “us” and “our” refer only to Teck Resources Limited and not to any of our subsidiaries. The following description of the particular terms of the New Notes is qualified in its entirety by reference to the indenture under which the New Notes are to be issued. Capitalized terms used and not defined in this description have the meanings ascribed to them in the indenture. The following description is meant to be only a summary of the material provisions of the indenture. It does not restate the terms of the indenture in its entirety. We urge that you carefully read the indenture as this document, and not this description, governs your rights as holders of the New Notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. A copy of the indenture was filed on SEDAR on July 2, 2020.

General

The Initial Notes were issued under the indenture in an aggregate principal amount of US$550,000,000. The New Notes are unsecured, unsubordinated obligations of Teck evidencing the same continuing indebtedness as the Initial Notes and will mature on July 15, 2030. Payments of principal of, and interest and premium and additional amounts, if any, on the New Notes will be made in U.S. dollars. The New Notes are not subject to any sinking fund provision. The New Notes are available for purchase in denominations of US$2,000 and in integral multiples of US$1,000 in excess thereof.

The indenture does not limit our ability to incur additional indebtedness and does not limit the ability of our subsidiaries or joint ventures to incur additional indebtedness. The New Notes will not have the benefit of any security interest or guarantee.

No service charge will be made for any registration, transfer or exchange of the New Notes, but we may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith.

Ranking and Other Indebtedness

The New Notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior obligations from time to time outstanding. The New Notes will be effectively subordinated to all Indebtedness and other liabilities of our subsidiaries and to all our secured Indebtedness and other secured liabilities, to the extent of the assets securing such Indebtedness and other liabilities. At June 30, 2020, the aggregate amount of our consolidated debt, as determined consistent with IFRS and reflected on our consolidated balance sheet, was approximately $5,431 million (including $48 million current portion of long-term debt), and we had approximately US$4.92 billion of unused commitments under our committed bank credit facilities. In addition, CMA, in which we have a 22.5% interest, had outstanding at June 30, 2020, a US$100 million term loan, our 22.5% proportionate share of which is reflected in our consolidated balance sheet and reflected in the figures above. As of June 30, 2020, our subsidiaries had debt, as determined in accordance with IFRS, and trade payables of approximately US$1,191 million.

Interest

The New Notes will bear interest at 3.900% per annum from June 30, 2020, or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears, on January 15 and July 15 of each year, beginning on January 15, 2021, to each person in whose name a note is registered at the close of business on the preceding January 1 or July 1, as the case may be.

The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which principal of, premium on or interest on the New Notes is payable is not a business day, then payment of the principal, premium or interest payable on that date will be made on the next succeeding day which is a business day (and without any additional interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Principal of, premium on and interest on the New Notes will be payable, and the transfer of notes will be registrable, at the principal corporate trust office of the trustee, which at present is The Bank of New York Mellon, 240 Greenwich Street, Floor 7 East, New York, New York 10286, Attention: Corporate Trust. However, payment of interest may, at our option be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer to an account located in the United States maintained by such person.

All references in the indenture and in the “Description of the New Notes” in any context to any interest or other amounts payable on or with respect to the New Notes shall be deemed to include any additional interest payable as set forth in the indenture.

Further Issuances

We may from time to time without notice to, or the consent of, the holders of the New Notes create and issue additional notes under the indenture equal in rank to the New Notes, in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the New Notes, or except, in some cases, for the first payment of interest following the issue date of the New Notes) so that the new notes may be consolidated and form a single series with the New Notes, and have the same terms as to status, redemption and otherwise as the New Notes issued pursuant to this prospectus.

Optional Redemption

Prior to April 15, 2030 (the date that is three months prior to the maturity date of the New Notes) (the “Par Call Date”), we will have the right at our option to redeem the New Notes in whole or in part, any time or from time to time prior to their maturity, at a redemption price equal to the greater of (i) 100% of the principal amount of the New Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon to the Par Call Date (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points (the “Make-Whole Amount”), plus, in each case, accrued and unpaid interest thereon to the redemption date.

At any time and from time to time on or after the Par Call Date, we may redeem the New Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the New Notes being redeemed plus accrued and unpaid interest to the redemption date.

Redemption Procedures

We will give you at least 15 days (but not more than 60 days) prior notice of any redemption. If less than all of the New Notes are redeemed, such notes shall be selected in accordance with DTC (as defined herein) procedures.

On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price and accrued interest on the New Notes to be redeemed on such date. On and after the redemption date, interest will cease to accrue on any New Notes that have been called for redemption (unless we default in the payment of the redemption price and accrued interest). The redemption price will be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the New Notes will be entitled to rely on such calculation.

If notice of redemption has been given as provided in the indenture, and funds for the redemption of such notes called for redemption have been made available on the redemption date referred to in such notice, the New Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the New Notes will be to receive payment of the redemption price plus accrued interest to, but not including, the date of redemption.

For purposes of the discussion of optional redemption and redemption procedures, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the Remaining Term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Remaining Term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, BMO Capital Markets Corp., Goldman Sachs and Co. LLC, Mizuho Securities USA LLC and RBC Capital Markets, LLC, or their respective affiliates which are primary U.S. government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the weekly average yield to maturity representing the average of the daily yields appearing at 5:00 p.m., New York City time, on the relevant calculation date in the most recently published Data Download Program designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the period from the redemption date of the New Notes to be redeemed to the Par Call Date (rounded to the nearest month) (the “Remaining Term”); provided that, if no maturity is within three months before or after the Remaining Term of the New Notes to be redeemed or more than one maturity is within three months before or after the Remaining Term of the New Notes to be redeemed and no maturity exactly corresponds to the Remaining Term, the weekly average yield for (A) the published maturity closest to but shorter than the Remaining Term and (B) the published maturity closest to but longer than the Remaining Term, both to be determined as described above, and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be determined on the third business day preceding the redemption date.

Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem the New Notes as described above, we will be required to make an offer to each holder of the New Notes to repurchase all or any part (in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the New Notes repurchased plus any accrued and unpaid interest on the New Notes repurchased to, but not including, the date of repurchase. Within 45 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control but after the public announcement of the Change of Control, we will send a notice to each holder of notes, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the New Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent other than as may be required by law. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the New Notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the New Notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, we will, to the extent lawful:

(1)	accept for payment all New Notes or portions of the New Notes properly tendered pursuant to our offer;

(2)	deposit with the trustee or the paying agent, as applicable, an amount equal to the aggregate purchase price in respect of all New Notes or portions of the New Notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee or the paying agent, as applicable, the New Notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of the New Notes being purchased by us.

The trustee or the paying agent, as applicable, will promptly send to each holder of the New Notes properly tendered the purchase price for the New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any New Notes surrendered; provided that each New Note will be in a minimum principal amount of US$2,000 and integral multiples of US$1,000.

We will not be required to make an offer to repurchase the New Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept our offer to repurchase the New Notes upon a Change of Control Repurchase Event and we purchase all of the New Notes held by such holders, we will have the right, upon not less than 15 days’ nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the offer to purchase described above, to redeem all of the New Notes that remain outstanding following such purchase at a redemption price equal to equal to 101% of the aggregate principal amount of the New Notes redeemed plus any accrued and unpaid interest on the New Notes redeemed to, but not including, the date of redemption.

The provisions under the indenture relative to our obligation to make an offer to repurchase upon a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the New Notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or statutory plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our assets and our subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than to us or one of our subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger, amalgamation or statutory plan of arrangement or consolidation) the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)

we consolidate, amalgamate, or enter into a statutory plan of arrangement with, or merge with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates, amalgamates, or enters into a statutory plan of arrangement with, or merges with or into, us, in any such event pursuant to a transaction in which any outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, Voting Stock representing more than 50% of the combined voting power of the surviving person immediately after giving effect to such transaction; or

(4)	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, any holding company whose only significant asset is capital stock of us or any of our direct or indirect parent companies shall not itself be considered a “person” or “group” for purposes of clause (2) above.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the New Notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the New Notes are not rated Investment Grade by both Rating Agencies on any date during the 60-day period (which period shall be extended so long as the rating of the New Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “trigger period”) after the earlier of (1) the occurrence of a Change of Control; or (2) public notice of the occurrence of a Change of Control or the intention by us to effect a Change of Control. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Rating Agency” means each of Moody’s and S&P; provided that, if any of Moody’s or S&P ceases to rate the New Notes of or fails to make a rating of the New Notes publicly available for any reason that is beyond our control, we may select (as certified by a resolution of our board of directors) a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Change of Control Repurchase Event feature of the New Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under the New Notes, but that could substantially increase the amount of indebtedness outstanding at such time or otherwise adversely affect our capital structure or credit ratings on the New Notes.

We may not have sufficient funds to repurchase all the New Notes upon a Change of Control Repurchase Event. See “Risk Factors.”

Certain Covenants

Set forth below is a summary of certain of the defined terms used in the indenture. We urge you to read the indenture for the full definition of all such terms.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any portion thereof constituting Funded Debt); and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent consolidated balance sheet of Teck and computed in accordance with GAAP.

“Funded Debt” means, as applied to any person, all Indebtedness created or assumed by such person maturing after, or renewable or extendable at the option of such person beyond, 12 months from the date of creation thereof.

“GAAP” means generally accepted accounting principles in Canada in effect from time to time (including, for clarity and as applicable, International Financial Reporting Standards as issued by the International Accounting Standards Board), unless the person’s most recent audited or quarterly financial statements are not prepared in accordance with generally accepted accounting principles in Canada, in which case “GAAP” will mean generally accepted accounting principles in the United States in effect from time to time.

“Indebtedness” means all obligations for borrowed money represented by notes, bonds, debentures or similar evidence of indebtedness and obligations for borrowed money evidenced by credit, loan or other like agreements. For greater clarity, “Indebtedness” does not include (i) obligations in respect of royalty or precious metals, oil, gas, timber or any other minerals stream or similar transactions that are customary in the mining and oil and gas business (as determined in good faith by the Company); or (ii) undrawn letters of credit, performance bonds, or surety, environmental, reclamation, or appeal bonds or similar instruments.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, pledge, hypothéc, lien, encumbrance, charge or security interest of any kind.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means the interest of Teck or any Restricted Subsidiary in (1) the property located near Sparwood, British Columbia, Canada, known as the “Elkview Mine,” the property located near Elkford, British Columbia, Canada, known as the “Fording River Mine,” the property located near Kamloops, British Columbia, Canada, known as the “Highland Valley copper mine” and the property located near Kotzebue, Alaska, USA, known as the “Red Dog mine”; and (2) any (a) mineral property or (b) manufacturing or processing plant, building, structure, dam or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, whether owned as of the date of the indenture or thereafter acquired or constructed by Teck or any Restricted Subsidiary, which, in the case of the items enumerated in each of 2(a) and 2(b) above, is located in Canada or the United States or its territories or possessions, the net book value of which interest, in each case, on the date as of which the determination is being made, is an amount which exceeds 10% of Consolidated Net Tangible Assets, except any such mineral property, plant, building, structure, dam or other facility or any portion thereof, together with the land upon which it is erected and fixtures comprising a part thereof, (i) acquired or constructed principally for the purpose of controlling or abating atmospheric pollutants or contaminants, or water, noise, odor or other pollution or (ii) which the board of directors of Teck by resolution declares is not of material importance to the total business conducted by Teck and its Restricted Subsidiaries considered as one enterprise.

“Restricted Subsidiary” means (1) any Subsidiary (a) substantially all of the property of which is located, or substantially all of the business of which is carried on, within Canada or the United States or its territories or possessions; and (b) which owns or leases a Principal Property; and (2) any Subsidiary engaged primarily in the business of owning or holding securities of Restricted Subsidiaries; provided that the term “Restricted Subsidiary” will not include any Subsidiary the principal assets of which are stock or Indebtedness of persons which conduct substantially all of their business outside Canada or the United States or its territories or possessions.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw—Hill Companies, Inc.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity of Teck as shown on the most recent audited annual consolidated balance sheet of Teck and computed in accordance with GAAP.

“Subsidiary” means, at any relevant time, any person of which the voting shares or other interests carrying more than 50% of the outstanding voting rights attached to all outstanding voting shares or other interests are owned, directly or indirectly, by or for Teck and/or one or more Subsidiaries of Teck.

Negative Pledge

We will covenant under the indenture that for so long as any New Notes are outstanding, and subject to the provisions of the indenture, we will not, and we will not permit any Restricted Subsidiary to, create, incur, issue, assume or otherwise have outstanding any Mortgage on or over any Principal Property now owned or hereafter acquired by Teck or a Restricted Subsidiary to secure any Indebtedness, or on shares of stock or Indebtedness of any Restricted Subsidiary now owned or hereafter acquired by Teck or a Restricted Subsidiary to secure any Indebtedness, unless at the time thereof or prior thereto the New Notes then outstanding under the indenture (together with, if and to the extent we so determine, any other Indebtedness then existing or thereafter created) are secured (for the avoidance of doubt, but only to the extent of any Mortgage not otherwise permitted pursuant to the below proviso to this paragraph) equally and rateably with (or prior to) any and all such Indebtedness for so long as such Indebtedness is so secured by such Mortgage; provided, however, such negative pledge will not apply to or operate to prevent or restrict the following permitted encumbrances:

(1)

any Mortgage on property, shares of stock or Indebtedness of any person existing at the time such person becomes a Restricted Subsidiary or created, incurred, issued or assumed in connection with the acquisition of any such person;

(2)

any Mortgage on any Principal Property created, incurred, issued or assumed at or prior to the time such property became a Principal Property or existing at the time of acquisition of such Principal Property by Teck or a Restricted Subsidiary, whether or not assumed by Teck or such Restricted Subsidiary; provided that no such Mortgage will extend to any other Principal Property of Teck or any Restricted Subsidiary;

(3)

any Mortgage on all or any part of any Principal Property (including any improvements or additions to improvements on a Principal Property) hereafter acquired, developed, expanded or constructed by Teck or any Restricted Subsidiary to secure the payment of all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction of such Principal Property or of improvements or additions to improvements thereon (or to secure any Indebtedness incurred by Teck or a Restricted Subsidiary for the purpose of financing all or any part of the purchase price, cost of acquisition or cost of development, expansion or construction thereof or of improvements or additions to improvements thereon) created prior to, at the time of, or within 360 days after the later of, the acquisition, development, expansion or completion of construction (including construction of improvements or additions to improvements thereon), or commencement of full operation of such Principal Property; provided that no such Mortgage will extend to any other Principal Property of Teck or a Restricted Subsidiary other than, in the case of any such construction, improvement, development, expansion or addition to improvement, all or any part of any other Principal Property on which the Principal Property so constructed, developed or expanded, or the improvement or addition to improvement, is located;

(4)	any Mortgage on any Principal Property of any Restricted Subsidiary to secure Indebtedness owing by it to Teck or to another Restricted Subsidiary;

(5)	any Mortgage on any Principal Property of Teck to secure Indebtedness owing by it to a Restricted Subsidiary;

(6)

any Mortgage on any Principal Property or other assets of Teck or any Restricted Subsidiary existing on the date of the indenture, or arising thereafter pursuant to contractual commitments entered into prior to the date of the indenture;

(7)

any Mortgage on any Principal Property or other assets of Teck or any Restricted Subsidiary created for the sole purpose of extending, renewing, altering or refunding any of the foregoing Mortgages, provided that the Indebtedness secured thereby will not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal, alteration or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations or refundings, and that such extension, renewal, alteration or refunding Mortgage will be limited to all or any part of the same Principal Property and improvements and additions to improvements thereon and/or shares of stock and Indebtedness of a Restricted Subsidiary which secured the Mortgage extended, renewed, altered or refunded or either of such property or shares of stock or Indebtedness; or

(8)

any Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary created, incurred, issued or assumed to secure Indebtedness of Teck or any Restricted Subsidiary, which would otherwise be subject to the foregoing restrictions, in an aggregate amount which, together with the aggregate principal amount of other Indebtedness secured by Mortgages on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary (excluding Indebtedness secured by Mortgages permitted under the foregoing exceptions), in each case, then outstanding would not then exceed 10% of Consolidated Net Tangible Assets.

For purposes of the foregoing, the giving of a guarantee which is secured by a Mortgage on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary, and the creation of a Mortgage on a Principal Property or on shares of stock or Indebtedness of any Restricted Subsidiary to secure Indebtedness which existed prior to the creation of such Mortgage, will be deemed to involve the creation of Indebtedness in an amount equal to the principal amount guaranteed or secured by such Mortgage but the amount of Indebtedness secured by Mortgages on any Principal Property and shares of stock and Indebtedness of Restricted Subsidiaries will be computed without cumulating the underlying Indebtedness with any guarantee thereof or Mortgage securing the same.

The following types of transactions will not be deemed to be Mortgages securing Indebtedness: any acquisition by Teck or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in base metals, precious metals, oil, gas or any other mineral or timber in place or the proceeds thereof; any conveyance or assignment whereby Teck or any Restricted Subsidiary conveys or assigns to any person or persons an interest in base metals, precious metals, oil, gas or any other mineral or timber in place or the proceeds thereof; or any Mortgage upon any property or assets owned or leased by Teck or any Restricted Subsidiary or in which Teck or any Restricted Subsidiary owns an interest to secure to the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of Teck’s or the Restricted Subsidiary’s proportionate part of such development or operating expense; provided that such Mortgage does not extend beyond such property or assets and that the principal amount of any Indebtedness secured thereby does not exceed the amount of such expenses.

Consolidation, amalgamation and merger and sale of assets

The indenture will provide that we may not consolidate or amalgamate with or merge into or enter into any statutory arrangement with any other person, or, directly or indirectly, convey, transfer or lease all or substantially all our properties and assets to any person, unless:

•

the person formed by or continuing from such consolidation or amalgamation or into which we are merged or with which we enter into such statutory arrangement or the person which acquires or leases all or substantially all of our properties and assets is organized and existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof, or, if such consolidation, amalgamation, merger, statutory arrangement or other transaction would not impair the rights of the holders of the New Notes, in any other country, provided that if such successor person is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, or the laws of Canada or any province or territory thereof, the successor person assumes our obligations under the New Notes and the indenture to pay Additional Amounts, and, in connection therewith, for purposes of the provisions described in “—Payment of Additional Amounts” and “—Tax Redemption” below, the reference to such successor jurisdiction is added with “Canada” and “Canadian” in each place that “Canada” or “Canadian” appears therein;

•	the successor person expressly assumes or assumes by operation of law all of our obligations under the New Notes and under the indenture;

•

immediately before and after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

•	certain other conditions are met.

If, as a result of any such transaction, any of our Principal Properties become subject to a Mortgage, then, unless such Mortgage could be created pursuant to the indenture provisions described under “– Negative Pledge” above without equally and ratably securing the New Notes, we, simultaneously with or prior to such transaction, will cause the New Notes to be secured equally and ratably with or prior to the Indebtedness secured by such Mortgage.

Payment of Additional Amounts

All payments made by or on behalf of us under or with respect to the New Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter “Canadian Taxes”), unless we are required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If we are so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the New Notes, we will pay to each holder of notes as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) will not be less than the amount such holder would have received if such Canadian Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a holder of notes (such holder, an “Excluded Holder”):

•

with which we do not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment, or where the holder is, or does not deal at arm’s length with any person that is, a “specified shareholder” of us for purposes of the thin capitalization rules in the Income Tax Act (Canada);

•

which is subject to such Canadian Taxes by reason of the holder being a resident, domicile or national of, or engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the New Notes or the receipt of payments thereunder;

•

which is subject to such Canadian Taxes by reason of the holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes; or

•	which is subject to such Canadian Taxes because the holder is not entitled to the benefit of an applicable treaty by reason of the legal nature of such holder.

We will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

We will furnish to the holders, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment by us.

We will indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount (excluding any Additional Amounts that have previously been paid by us) of:

•	any Canadian Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the New Notes;

•	any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; and

•	any Canadian Taxes imposed with respect to any reimbursement under the preceding two bullet points, but excluding any such Canadian Taxes on such holder’s net income.

Wherever in the indenture there is mentioned, in any context, the payment of principal (and premium, if any), interest, if any, or any other amount payable under or with respect to a note, such mention will be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Tax Redemption

The New Notes will be subject to redemption at any time, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to, but not including, the date fixed for redemption, upon the giving of a notice as described below, if we determine that:

•

as a result of (A) any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of our successor) or of any political subdivision or taxing authority thereof or therein affecting taxation, or (B) any change in the official position regarding the application or interpretation of such laws, regulations or rulings by any legislative body, court, governmental agency or regulatory authority (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after (i) June 23, 2020, or (ii) the date a party organized in a jurisdiction other than Canada or the United States becomes our successor, we or such successor, as applicable, have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any New Notes; or

•

on or after (i) June 23, 2020, or (ii) the date a party organized in a jurisdiction other than Canada or the United States becomes our successor, any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of our successor) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the first bullet, whether or not such action was taken or such decision was rendered with respect to us or such successor, as applicable, or any change, amendment, application or interpretation will be officially proposed, which, in any such case, in the written opinion of our legal counsel, will result in our, or the successor, as applicable, becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts with respect to any New Notes, and, in any such case, we, in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us.

In the event that we elect to redeem the New Notes pursuant to the provisions set forth in the preceding paragraph, we will deliver to the trustee an officers’ certificate, signed by two authorized officers, stating that we are entitled to redeem the New Notes pursuant to their terms.

Notice of intention to redeem the New Notes will be given not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

We will file with the trustee, within 15 days after we file them with the SEC, copies, which may be in electronic format, of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the trustee:

•	within 140 days after the end of each fiscal year, the information required to be contained in annual reports on Form 20-F, Form 40-F or Form 10-K as applicable (or any successor form); and

•

within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 6-K or Form 10-Q as applicable (or any successor form) which, regardless of applicable requirements will, at a minimum, contain such information required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a corporation with securities listed on the Toronto Stock Exchange, whether or not we have any of our securities listed on such exchange.

Such information will be prepared in accordance with Canadian disclosure requirements and GAAP as applicable; provided, however, that we will not be obligated to file such reports with the SEC if the SEC does not permit such filings.

Events of Default

The following are summaries of events of default under the indenture:

•	default in the payment of any interest on any New Notes when such interest becomes due and payable, and such default is continued for 30 days;

•	default in the payment of the principal of (or premium, if any, on) any New Notes when it becomes due and payable;

•

default in the performance, or breach, of any of the covenants of the company in the indenture in respect of the New Notes and described above under “—Consolidation, Amalgamation and Merger and Sale of Assets”;

•

default in the performance, or breach, of any other covenant of the company in the indenture in respect of the New Notes, and such default or breach is continued for 60 days after written notice to us as provided in the indenture;

•

if an event of default (as defined in any indenture or instrument under which we or one of our Restricted Subsidiaries has at the time of the indenture or will thereafter have outstanding any Indebtedness) has occurred and is continuing, or Teck or any Restricted Subsidiary has failed to pay principal amounts with respect to such Indebtedness at maturity and such event of default or failure to pay has resulted in Indebtedness under such indentures or instruments being declared due, payable or otherwise being accelerated, in either event so that an amount in excess of the greater of US$100,000,000 and 2% of our Shareholders’ Equity will be or become due, payable and accelerated upon such declaration or prior to the date on which the same would otherwise have become due, payable and accelerated (the “accelerated indebtedness”), and such acceleration will not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument will not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness will be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it will not be considered an event of default for purposes of the indenture until 30 days after such Indebtedness has been accelerated, or (ii) if the accelerated indebtedness will occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, non-recourse to us or our Restricted Subsidiaries, it will not be considered an event of default for purposes of the indenture; or (B) if such accelerated indebtedness is recourse to us or our Restricted Subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such other indenture or instrument in connection with such failure to pay principal or an event of default will be applicable together with an additional seven days before being considered an event of default for purposes of the indenture; and

•	certain events of bankruptcy, insolvency or reorganization of the Company occur.

If an event of default occurs and is continuing, unless the principal amount of all notes will have already become due and payable, the trustee may, in its discretion, and will upon request in writing made by the holders of not less than 25% in aggregate principal amount of the outstanding notes, declare by written notice to us as provided in the indenture, the principal amount of all notes and all accrued interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to the New Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such declaration.

In cases of default, the trustee is required to exercise those rights and powers vested in it by the indenture as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The trustee is not required to take any action under the indenture at the request of any holders of notes unless the holders offer the trustee protection from expenses and liability satisfactory to the trustee (called an “indemnity”). If such indemnity is provided, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee and these majority holders may also direct the trustee to perform or exercise any trust or power granted to the trustee under the indenture with respect to the New Notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee or for any other remedy thereunder, unless:

(1)	such holder has previously given to the trustee written notice that an event of default has occurred with respect to the New Notes;

(2)

the holders of at least 25% in aggregate principal amount of the outstanding notes make a written request that the trustee take action because of the default, and such holder or holders offer an indemnity satisfactory to the trustee against the cost and other liabilities of taking that action; and

(3)

the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and has failed to take any action for 60 days after receipt of the above notice, request and direction.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of a note for the enforcement of payment of the principal of, or any premium, if any, or interest on such note on or after the applicable due date specified in such note.

The trustee may withhold notice of any continuing default from the holders of notes (except a default in the payment of principal (or premium, if any) or interest, if any), if it determines in good faith that withholding notice is in the interest of the holders.

Every year we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and notes or, if not, specifying any known default.

Modification and Waiver

Modifications and amendments of the indenture may be made by us and the trustee with the consent of the holders of a majority in principal amount of the outstanding notes issued under the indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note:

•	change the stated maturity of the principal of (or premium, if any) or any installment of interest, if any, on such note;

•	change any of our obligations to pay Additional Amounts (except under certain circumstances provided in the indenture);

•	reduce the principal amount of (or premium, if any), or rate of interest, if any, on any such note;

•

reduce the amount of principal of any such note payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy or adversely affect any right of repayment at the option of any holder of any such note;

•	change the place of payment;

•	change the currency of payment of principal of (or premium, if any) or interest, if any, on any such note;

•	adversely affect any right to convert or exchange any such note;

•

impair the contractual right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s note on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s note;

•

reduce the percentage of aggregate principal amount of outstanding notes, the consent of the holders of which is required for modification or amendment of the applicable indenture provisions or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults of covenants except as otherwise specified in the indenture.

The holders of a majority in principal amount of the outstanding notes may on behalf of the holders of all notes waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount of outstanding notes may waive any past default under the indenture, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any New Notes or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note. The indenture or the New Notes may be amended or supplemented, without the consent of any holder of such notes, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that would not adversely affect any holder of such notes.

Defeasance and Covenant Defeasance

The indenture will provide that, at our option, we will be discharged from any and all obligations in respect of the outstanding notes upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of financial advisers or independent chartered professional accountants as evidenced by a certificate of officers of the company delivered to the trustee to pay the principal of (and premium, if any) and interest, if any, on the outstanding notes (hereinafter referred to as a “defeasance”) (except with respect to the authentication, transfer, exchange or replacement of notes or the maintenance of a place of payment and certain other obligations set forth in the indenture). Such trust may only be established if, among other things:

•

we have delivered to the trustee an opinion of counsel in the United States stating that (i) we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or (ii) since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case had such defeasance not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of the outstanding notes include holders who are not resident in Canada);

•	no event of default or event that, with the passing of time or the giving of notice, or both, will constitute an event of default will have occurred and be continuing on the date of such deposit;

•

we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	other customary conditions precedent are satisfied.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option described in the following paragraph if we meet the conditions described in the preceding paragraph at the time we exercise the defeasance option.

The indenture will provide that, at our option, unless and until we have exercised our defeasance option described above with respect to the New Notes, we may omit to comply with the covenants described under

“—Negative Pledge,” and certain aspects of the covenant described under “—Consolidation, Amalgamation, Merger and Sale of Assets” and certain other covenants and such omission will not be deemed to be an event of default under the indenture and the outstanding notes upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of financial advisers or independent chartered professional accountants as evidenced by a certificate of officers of the company delivered to the trustee to pay the principal of (and premium, if any) and interest, if any, on the outstanding notes (hereinafter referred to as “covenant defeasance”). If we exercise our covenant defeasance option, the obligations under the indenture other than with respect to such covenants and the events of default other than with respect to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

•

we have delivered to the trustee an opinion of counsel in the United States to the effect that the holders of the outstanding notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

we have delivered to the trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency to the effect that the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other Canadian tax purposes as a result of such covenant defeasance and will be subject to Canadian federal, provincial or territorial income and other Canadian tax on the same amounts, in the same manner and at the same times as would have been the case had such covenant defeasance not occurred (and for the purposes of such opinion, such Canadian counsel will assume that holders of the outstanding notes include holders who are not resident in Canada);

•	no event of default or event that, with the passing of time or the giving of notice, or both, will constitute an event of default will have occurred and be continuing on the date of such deposit;

•

we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada) on the date of such deposit and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	other customary conditions precedent are satisfied.

Consent to Service

Under the indenture, Teck has irrevocably appointed CT Corporation System, 28 Liberty St., New York, New York 10005, as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to the indenture or the New Notes that may be instituted in any federal or New York state court located in the Borough of Manhattan, in the City of New York, or brought by the trustee (whether in its individual capacity or in its capacity as trustee under the indenture), and will irrevocably submit to the non-exclusive jurisdiction of such courts.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all such outstanding notes or by depositing with the trustee or the paying agent, after such notes have become due and payable, whether at stated maturity, on any redemption date or otherwise, cash sufficient to pay all of the outstanding notes and pay all other sums payable under the indenture by us with respect to such notes.

Governing Law

The indenture and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry Procedures for the Global Notes

Except as described below, we will initially issue the New Notes in the form of one or more registered New Notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company (“DTC”) in New York, New York, and register the New Notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.

DTC Procedures

For your convenience, we are providing you with a description of the operations and procedures of DTC, the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book-entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC’s system is also indirectly available to other entities that clear through or maintain a direct or indirect custodial relationship with a direct participant. DTC may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of DTC.

DTC has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the New Notes directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. Investors in the global notes may also hold their interests in the New Notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in DTC or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or holders of these New Notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any New Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the New Notes are registered, including New Notes represented by global notes, as the owners of the New Notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, none of Teck, the trustee or any of our agents or the trustee’s agents has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note; or

(2)	any other matter relating to the actions and practices of DTC or any of its direct or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reason to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of DTC, the trustee or us.

Neither we nor the trustee will be liable for any delay by DTC or any direct or indirect participant in identifying the beneficial owners of the New Notes, and both we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the New Notes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the New Notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the New Notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although DTC, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of Teck, the trustee or any of our or the trustee’s agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchanges of Book-Entry Notes for Certificated Notes

A global note will be exchangeable for definitive notes in registered certificated form if:

(1)

DTC notifies us that it is unwilling or unable to continue as depository for the global notes or has ceased to be a clearing agency registered under the Exchange Act and, in each case, we fail to appoint a successor depository within 120 days;

(2)	we are required by law to exchange global notes for definitive notes and we deliver a written notice to the trustee to such effect; or

(3)	there shall have occurred and be continuing an Event of Default with respect to the New Notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial Notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in DTC’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Payment

Payment of principal, interest and premium, if any, shall be made to the Holders of global notes through DTC in accordance with DTC’s applicable procedures, as described above. Payment of principal, interest and premium, if any, shall be made to Holders of certificated notes by wire transfer of immediately available funds to the accounts specified by the Holders of the certificated notes or, if no such account is specified, by mailing a check to each such Holder’s registered address.

PLAN OF DISTRIBUTION

Each broker-dealer who holds Initial Notes that are transfer restricted securities that were acquired for its own account as a result of market-making activities or other trading activities (other than transfer restricted securities acquired directly from us or any of our affiliates), may exchange such transfer restricted securities under the exchange offer.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Initial Notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act and, therefore, must deliver a prospectus meeting the requirements of the U.S. Securities Act in connection with any resales, offers to resell or other transfers of the New Notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the U.S. Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the U.S. Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the U.S. Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the U.S. Securities Act.

This prospectus does not qualify the New Notes for public distribution under the securities laws of any province or territory of Canada.

The New Notes will constitute a new issue of securities with no established trading market. We do not intend to apply to list any New Notes on any securities exchange or any automated quotation system.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences relevant to the exchange of Initial Notes for New Notes pursuant to the exchange offer and the ownership and disposition of the New Notes by certain U.S. Holders, as defined below. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to you in light of your personal circumstances.

This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the Initial Notes or New Notes and who hold the Initial Notes, and will hold the New Notes, as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as: dealers in securities or foreign currency; brokers; traders that mark-to-market their securities; tax-exempt entities; qualified retirement plans, individual retirement accounts and other tax-deferred accounts; banks; financial institutions; thrifts; insurance companies; persons that hold the Initial Notes and will hold the New Notes as part of a “straddle,” as part of a “hedge” against currency risk, or as part of a “conversion transaction;” U.S. Holders that have a “functional currency” other than the U.S. dollar; regulated investment companies; real estate investment trusts; expatriates and former long-term residents of the United States; persons subject to the alternative minimum tax; partnerships; other pass-through entities; investors in pass-through entities that hold the Initial Notes and will hold New Notes; and persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to their notes to their financial statements under Section 451 of the Code.

This discussion does not describe any tax consequences arising out of the tax laws of any state, local or non-U.S. jurisdiction, or any possible applicability of the U.S. federal gift or estate tax law.

If an entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of the Initial Notes or New Notes, the tax treatment of an equity owner of such entity will generally depend upon the status of such owner and the activities of the entity. If you are an equity owner of a partnership or other pass-through entity for U.S. federal income tax purposes that will acquire the New Notes, you are urged to consult your own tax advisors regarding the U.S. federal income tax consequences of acquiring, owning, and disposing of the New Notes.

This summary is based upon existing provisions of the Code, final, temporary, and proposed Treasury Regulations thereunder, and current administrative rulings and practice, judicial decisions, and interpretations of the foregoing, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. This discussion is not binding on the U.S. Internal Revenue Service (the “Service”) and we have not sought and will not seek any rulings from the Service regarding the matters discussed below. There can be no assurance that the Service will not take positions that are different from those discussed below or that a U.S. court will not sustain such a challenge.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of the Initial Notes or New Notes and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME, MEDICARE, ESTATE AND GIFT TAX LAWS, TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of an Initial Note or New Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Exchange Offer

The exchange of Initial Notes for New Notes pursuant to the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes because the New Notes should not be considered to differ materially from the Initial Notes. Accordingly, U.S. Holders who exchange their Initial Notes for New Notes in connection with the exchange offer should not recognize any taxable gain or loss as a result of such exchange and any such U.S. Holder will have the same tax basis and holding period in the New Notes as it had in the Initial Notes immediately before the exchange. You are urged to consult your own tax advisors regarding the particular U.S. federal, state, local, non-U.S. and other tax law consequences of exchanging your Initial Notes for New Notes in connection with the exchange offer.

Contingent payments

As described under the heading “Description of the New Notes—Change of control” in certain circumstances, additional payments may be made with respect to the New Notes in excess of the stated principal and interest. It is possible that our obligation to make additional payments on the New Notes could implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” If the New Notes were characterized as contingent payment debt instruments, you might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the New Notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain.

We intend to take the position that the likelihood of additional payments on the New Notes is remote or incidental, and thus, that the New Notes should not be treated as contingent payment debt instruments. Our determination that these contingencies are remote or incidental is binding on you unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination, however, is not binding on the Service, and if the Service were to challenge this determination, you might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. If a contingency occurs, it would affect the amount and timing of the income that you recognize. If any contingent amounts are in fact paid, you will be required to recognize such amounts as income.

The remainder of this disclosure assumes that our determination that the contingencies are remote or incidental is correct. The Treasury Regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation, however, and the scope of the regulations is not certain. You are urged to consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the New Notes.

Payments of interest

You will be taxed on qualified stated interest (as defined below) on your note as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. In addition to interest on the New Notes, you will be required to include in income any additional amounts we may pay to cover any Canadian taxes withheld from interest payments. As a result, you may be required to include more interest in gross income than the amount of cash you actually receive.

Interest paid on the New Notes will generally constitute foreign source income and, for purposes of computing the U.S. foreign tax credit, generally will be considered either “passive category income.” You may be entitled to deduct or claim a U.S. foreign tax credit for Canadian withholding taxes (if any) withheld from interest payments on the New Notes, subject to applicable limitations in the Code. The rules governing the U.S. foreign tax credit are complex, and you are urged to consult your tax advisor regarding the availability of claiming a U.S. foreign tax credit under your particular circumstances.

Original issue discount

It is not expected that the New Notes will be issued with original issue discount (“OID”). If, however, the stated redemption price at maturity of a note exceeds its issue price by more than a de minimis amount, you will be required to treat such excess amount as OID, which is treated for U.S. federal income tax purposes as accruing over the term of the note as interest income to you in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. Your adjusted tax basis in a note would be increased by the amount of any OID included in your gross income. In compliance with Treasury Regulations, if we determine that the New Notes have OID, we will provide certain information to the Service and/or you that is relevant to determining the amount of OID in each accrual period.

Sale, exchange, redemption, retirement or other taxable disposition of the New Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss in an amount equal to the difference between (i) the sum of cash plus the fair market value of any property received on such disposition (other than any amount received that is attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income), and (ii) your adjusted tax basis in the note at the time of sale, exchange, redemption, retirement or other taxable disposition. Your adjusted tax basis in a note generally will be the amount that you paid for the note. Gain or loss recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year. Non-corporate U.S. Holders may be entitled to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

Gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will be treated as U.S. source income or loss for U.S. federal income tax purposes and for purposes of computing the U.S. foreign tax credit allowable to you, unless such gain or loss is attributable to an office or other fixed place of business outside of the United States and certain other conditions are met.

Additional tax on unearned income

Certain U.S. Holders that are individuals, estates and trusts are required to pay 3.8 percent tax on “net investment income” (or in the case of an estate or trust, “undistributed net investment income”), which generally includes, among other things, interest on, and capital gains from the sale or other disposition of the New Notes, subject to certain limitations and exceptions. You are urged to consult your own tax advisors regarding the New Notes of this additional tax to your ownership and disposition of the New Notes.

Information reporting and backup withholding

Payments of interest on a note made within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States) and a payment of the proceeds from the sale, exchange, redemption, retirement or other taxable disposition of a note effected at a U.S. office of a broker generally will be subject to information reporting. Backup withholding, currently at the rate of 24%, will generally apply if you (a) fail to furnish your correct taxpayer identification number (generally on an IRS Form W-9), (b) furnish an incorrect taxpayer identification number, (c) are notified by the Service that you have previously failed to report properly items subject to backup withholding, (d) fail to certify, under penalty of perjury, that you have furnished your correct taxpayer identification number and that the Service has not notified you that you are subject to backup withholding, or (e) otherwise fail to comply with the applicable requirements of the backup withholding rules. If you are a corporation or a person that is not a U.S. person, you may be exempt from information reporting and backup withholding requirements, provided that you establish your exemption by certifying your status on the appropriate IRS Form W-8 or IRS Form W-9 (or a successor form), as applicable.

Backup withholding is not an additional U.S. federal income tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if you furnish required information to the Service in a timely manner.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF INITIAL NOTES FOR NEW NOTES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In this summary of Canadian federal income tax considerations, a reference to “notes” includes Initial Notes and New Notes by reference unless the context otherwise requires.

The following is, as of the date hereof, a summary of certain material Canadian federal income tax considerations generally applicable to holders of Initial Notes who, as beneficial owners, exchange Initial Notes for New Notes pursuant to the exchange offer and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and any applicable income tax treaty or convention (i) are not, and are not deemed to be, resident in Canada, (ii) hold the notes as capital property, (iii) are entitled, as beneficial owners, to receive all payments made in respect of the notes (including all principal and interest), (iv) deal at arm’s length with Teck, any subsidiary or successor, the initial purchasers, and with any transferees resident in Canada to whom the holders dispose of notes, (v) are neither “specified shareholders” of Teck nor persons who do not deal at arm’s length with “specified shareholders” of Teck for purposes of the “thin capitalization” rules contained in the Canadian Tax Act, (vi) do not use or hold, and are not deemed to use or hold, the notes in, or in connection with, a trade or business carried on, or deemed to be carried on, in Canada, (vii) are not insurers that carry on an insurance business in Canada and elsewhere within the meaning of the Canadian Tax Act and (viii) are not “authorized foreign banks” as defined in the Canadian Tax Act. Holders who satisfy all of the foregoing requirements are referred to as “Holder” or “Holders” in this summary of Canadian federal income tax considerations, and this summary only addresses such Holders.

This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder and on our understanding of the current published administrative and assessing practices and policies of the Canada Revenue Agency. This summary takes into account all specific proposals to amend the Canadian Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate possible changes in the law or in administrative or assessing practices and policies whether by legislative, regulatory, administrative or judicial action. This summary does not take into account foreign (i.e. non-Canadian) tax considerations or Canadian local, provincial or territorial tax considerations, which may vary significantly from the Canadian federal income tax considerations described herein. No assurance can be given that the Proposed Amendments will be enacted as proposed or at all.

The exchange of the Initial Notes for New Notes by a Holder pursuant to the exchange offer should not, in and of itself, give rise to capital gain or loss for the purposes of the Canadian Tax Act as the New Notes will have terms substantially identical to the terms of the Initial Notes (with certain exceptions as noted under “Summary of Terms of the New Notes” under “Summary of Terms of the Exchange Offer” in the prospectus summary) and evidence the same continuing indebtedness as the Initial Notes.

Under the Canadian Tax Act, interest, principal or premium, if any, paid or credited, or deemed to be paid or credited, by the Company to a Holder on the notes, and any proceeds of disposition received by a Holder on the disposition of a note including on redemption or repayment at maturity, will be exempt from Canadian withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Canadian Tax Act by a Holder on interest, principal, discount or premium, or on the proceeds received by a Holder on the disposition of a note including on redemption or payment on maturity, solely as a consequence of the acquisition, holding or disposition (including on redemption or repayment at maturity) of the notes.

Each of these summaries under the sections “U.S. Federal Income Tax Considerations” and “Canadian Federal Income Tax Considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder, (including a “Holder” as defined above), and no representation is made with respect to the tax consequences to any particular holder. Accordingly, all holders should consult their own tax advisors for advice with respect to the tax considerations relevant to them having regard to their particular circumstances.

EXPERTS

Our auditors, PricewaterhouseCoopers LLP, Chartered Professional Accountants, have prepared opinions with respect to our consolidated financial statements as at and for the years ended December 31, 2019 and 2018, which consolidated financial statements are incorporated by reference in this prospectus. PricewaterhouseCoopers LLP has confirmed its independence with respect to the Company within the meanings of the Chartered Professional Accountants of British Columbia Code of Professional Conduct and PCAOB Rule 3520, Auditor Independence.

INTERESTS OF QUALIFIED PERSONS

Rodrigo Marinho, P.Geo., Don Mills, P.Geo., Fernando Angeles Beron, P.Eng, Robin Gold, P.Eng and Lucio Canchis, SME Registered Member have acted as qualified persons in connection with the estimates of mineral reserves and resources presented or incorporated by reference in this prospectus. Mr. Marinho is an employee of Teck Resources Limited. Messrs. Mills and Gold were or are employees of Teck Coal Limited, which is our directly and indirectly wholly owned subsidiary. Messrs. Angeles Beron and Canchis are employees of CMA, in which we hold a 22.5% share interest.

GLJ Ltd. (formerly known as GLJ Petroleum Consultants Ltd.), has acted as an independent qualified reserves evaluator in connection with our interest in the Fort Hills project.

Messrs. Marinho, Mills, Angeles Beron, Gold, Canchis and designated professionals of GLJ Ltd., each respectively, hold beneficially, directly or indirectly, less than 1% of any class of our securities.

LEGAL MATTERS

Certain legal matters relating to U.S. law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, NY. Certain legal matters relating to Canadian law will be passed upon for us by McMillan LLP, Vancouver, British Columbia.

As of the date of this prospectus, the partners and associates of McMillan LLP, as a group, own directly or indirectly, less than 1% of each class of outstanding securities of the Company.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this prospectus is a part:

•	The documents listed as being incorporated by reference in this prospectus under the heading “Documents Incorporated by Reference”;

•	The indenture relating to the Notes;

•	The registration rights agreement relating to the Initial Notes;

•	Consents of counsel;

•	Consents of accountants and auditors of Teck;

•	Consents of qualified persons of Teck;

•	Powers of attorney (included on the signature pages of the registration statement);

•	The statement of eligibility of the trustee on Form T-1;

•	The form of letter of transmittal; and

•	The form of notice of guaranteed delivery.

ANNEX A

SUPPLEMENTARY OIL AND GAS DISCLOSURES (UNAUDITED)

Supplementary Oil and Gas Disclosures (unaudited)

The following disclosures are presented in accordance with United States Financial Accounting Standards Board (“FASB”) Topic 932 — “Extractive Activities — Oil and Gas” and Subpart 1200 of Regulation S-K (“Subpart 1200”) of the United States Securities and Exchange Commission. Disclosures pertaining to the audited consolidated financial statements as at and for the year ended December 31, 2019 (the ”2019 Consolidated Financial Statements”) of Teck Resource Limited (“Teck” or the “company”) were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and Canadian generally accepted accounting principles contained within Part 1 of the Chartered Professional Accountants Canada Handbook, which differ in material respects from financial statements prepared in accordance with United States generally accepted accounting principles. The 2019 Consolidated Financial Statements are attached as Exhibit 99.1 to Teck’s annual report on Form 40-F for the year ended December 31, 2019 (the ”Form 40-F”).

Reserves Data

Reserves data included herein are estimates only and can be significantly impacted by a variety of internal and external factors. For more information on the risks involved when estimating reserves, see the discussion in the “Risk Factors” section in Teck’s 2019 Annual Information Form (the ”2019 AIF”), which is contained in the Form 40-F. Readers should also see Teck’s Management’s Discussion and Analysis for the year ended December 31, 2019, which is attached as Exhibit 99.2 to the Form 40-F (the ”2019 Management’s Discussion and Analysis”).

The reserves data presented herein, with an effective date of December 31, 2019, may differ in relation to the format and the basis from which volumes are economically determined under National Instrument 51-101 —“Standards of Disclosure for Oil and Gas Activities” (“NI 51-101”), as disclosed in the 2019 AIF. Subpart 1200 requires disclosure of net proved reserves, after royalties, using the average of the first-day-of-the-month prices for the twelve-month period prior to the end of the reporting period, whereas NI 51-101 requires disclosure of gross and net reserves, estimated using forecast prices and costs.

Net Proved Oil and Gas Reserves(1)(2)

Teck’s oil and gas reserves are in Canada. In order to align with the company’s segmented information in the 2019 Consolidated Financial Statements, the 2019 Management’s Discussion and Analysis and the 2019 AIF, the company presents the following supplementary oil and gas disclosures by showing amounts associated with its Energy segment.

	Bitumen (mmbbls)
At December 31, (net reserves, constant prices and costs)	2019	2018
Proved Developed
Oil Sands	341	—

	341	—

Proved Undeveloped
Oil Sands	—	—

	—	—

Proved
Oil Sands	341	—

	341	—

Reconciliation of Net Proved Oil and Gas Reserves

(net reserves, constant prices and costs)	Balance at December 31 2017	Revisions of Previous Estimates(3)	Improved Recovery	Acquisitions	Extensions and Discoveries(4)	Production	Dispositions(5)	Balance at December 31 2018
Oil Sands
Bitumen	357	(348)	—	—	—	(9)	—	—

Total (mmboe)	357	(348)	—	—	—	(9)	—	—

(net reserves, constant prices and costs)	Balance at December 31 2018	Revisions of Previous Estimates(3)	Improved Recovery	Acquisitions	Extensions and Discoveries(4)	Production	Dispositions(5)	Balance at December 31 2019
Oil Sands
Bitumen	—	353	—	—	—	(12)	—	341
Total (mmboe)	—	353	—	—	—	(12)	—	341

Notes to Reserves Data:

(1)	Definitions
a.

Net reserves, in relation to Teck’s production and reserves, represents the company’s working interest share after deduction of royalty obligations, plus the company’s royalty interests in production and reserves.

b.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty (at least a 90% probability that the quantities actually recovered will equal or exceed the estimate) to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations.

c.

Proved developed oil and gas reserves are those quantities that can be expected to be recovered through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and can be expected to be recovered through extraction equipment and infrastructure installed and operational at the time of the reserves estimate for projects that extract oil and gas by means not involving a well.

d.

Proved undeveloped oil and gas reserves are those quantities that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(2)	Reserve data tables may not add due to rounding.
(3)

Revisions of previous estimates include changes to proved reserves, resulting from new information (except for an increase in proved acreage) normally obtained from development drilling and production history or resulting from a change in economic factors, such as changes in constant prices used for the reserve evaluation.

(4)

Extensions and discoveries are additions to proved reserves from proved acreage of previously discovered reservoirs through additional drilling in periods subsequent to discovery or discovery of new fields with proved reserves or of new reservoirs of proved reserves in old fields.

(5)	Dispositions are reductions in reserves estimates as a result of selling all or a portion of an interest in oil and gas properties.

Capitalized Costs

	At December 31,
($ millions)	2019	2018
Exploration and evaluation assets(1)	1,214	1,199
Mineral properties(2)(3)	1,368	1,414
Land, buildings, plant and equipment(2)(3)	4,746	4,631
Construction in progress	163	—
— accumulated depreciation and asset impairments(1)(2)	(3,856)	(1,351)

Total	3,635	5,893

(1)	Exploration and evaluation assets largely represent amounts associated with unproved non-Fort Hills oil sands properties. See note 16 of the 2019 Consolidated Financial Statements.
(2)

Mineral properties, Land, buildings, plant and equipment and Construction in progress represent amounts associated with proved properties. Accumulated provision represent amounts associated with proved properties and impairments associated with both unproved and proved oil sands properties. See note 16 of the 2019 Consolidated Financial Statements.

(3)

Includes amounts capitalized to Land, building, plant and equipment on the Consolidated Balance Sheets of the 2019 Consolidated Financial Statements that relate to the company’s decommissioning and restoration activities.

Costs Incurred for Property Acquisition, Exploration and Development Activities

	Year ended December 31,
($ millions)	2019	2018
Unproved property acquisition	—	—
Proved property acquisition(2)	14	44
Exploration(1)	25	22
Development(2)	152	309

Total	191	375

(1)	Includes amounts capitalized to Exploration and Evaluation on the Consolidated Balance Sheets of the 2019 Consolidated Financial Statements.
(2)

Includes amounts capitalized to Mineral Properties, Land, Building, Plan and Equipment and Construction in Progress on the Consolidated Balance Sheets of the 2019 Consolidated Financial Statements. Proved property acquisition relates to an increase in our ownership from 20.89% to 21.3% in 2019 where we funded an increased share of the project capital in the amount of $58 million as consideration for the additional interest in the project. The additional funding requirements were paid in 2018 and 2019.

Results of Operations for Oil and Gas Producing Activities(1)

	Year ended December 31,
($ millions)	2019	2018
Revenues, net of royalties	975	407
Cost of sales	(965)	(572)

Gross profit / (loss)	10	(165)
Asset impairments	(2,370)	—
Other operating income / (expenses)	(26)	1

Profit / (loss) from operations	(2,386)	(164)
Net finance expense	(27)	(16)

Non-operating income (expenses)	(2)	—

Profit (loss) before taxes	(2,415)	(180)

(1)

The company adopted IFRS 16 on January 1, 2019 using the modified retrospective transition approach and, therefore, prior periods have not been restated. See notes 2 and 33 of the 2019 Consolidated Financial Statements for further information.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows relating to Teck’s proved oil and gas reserves are calculated in accordance with FASB Topic 932 — “Extractive Activities — Oil and Gas”. Future cash inflows are estimated using the trailing twelve-month average price, which are also used in estimating the entity’s proved oil and gas reserves. Future development and production costs, including the associated decommissioning and restoration activities, are calculated by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. The appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, were applied to the future pretax net cash flows, less the tax basis of the properties involved. A prescribed rate of 10% is applied to discount the future net cash flows.

The calculation of the standardized measure of discounted future net cash flows is based upon information prepared by the company’s independent qualified reserves evaluators (which includes decommissioning and restoration activities), and adjusted for future income taxes.

It should not be assumed that the estimates of future net cash flows presented in the tables below represent the fair market value of the reserves. There is no assurance that the price and cost assumptions will be attained and variances could be material. Future changes to income tax, royalty and environmental regulations could also have a significant impact on the respective assumptions. There is no guarantee that the estimates for bitumen reserves provided herein will be recovered. Actual bitumen reserves may be greater than or less than the estimates provided herein.

The following twelve-month average prices were used to calculate the standardized measure of discounted future net cash flows:

Year	Brent North Sea	WTI Cushing Oklahoma	WCS Hardisty Alberta	Light Sweet Edmonton Alberta	Pentanes Plus Edmonton Alberta	AECO Gas
	US$/bbl	US$/bbl	Cdn$/bbl	Cdn$/bbl	Cdn$/bbl	Cdn$/mmbtu
2019	63.15	55.69	57.22	67.66	68.70	1.66
2018	71.54	65.56	50.44	70.07	79.39	1.46

	At December 31,
($ millions)	2019	2018
Future cash inflows	15,018	—
Future production costs	(11,548)	—
Future development costs	(2,516)	—
Future income tax expenses	—	—

Future net cash flows	954	—
10% Discount Factor	(781)	—

Standardized measure of discounted future net cash flows	173	—

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

($ millions)	2019	2018
Standardized measure of discounted future net cash flows — beginning of year	—	(196)
Sales and transfers of oil and gas produced	(263)	15
Net changes in sales prices and operating costs related to future production	—	—
Net change due to extensions, discoveries and improved recovery	—	—
Net change due to acquisition and dispositions	—	1
Net change due to revisions in quantity estimates	3,733	(2,488)
Previously estimated development costs incurred during the period	166	353
Changes in estimated future development costs	(2,682)	1,823
Accretion of discount	(781)	492
Net change in income taxes	—	—

Standardized measure of discounted future net cash flows — end of year	173	—

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification

The Registrant is a corporation formed under the Canada Business Corporations Act (the “CBCA”). CBCA corporations may indemnify a current or former director or officer or any other individual who, at the request of the corporation, acts or has acted as a director or officer, or in a similar capacity, of another entity. Such indemnity may include all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding (a “proceeding”) in which the individual is involved as a result of that association with the corporation or other entity.

A CBCA corporation may not indemnify such an individual unless the individual has (a) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Current and former directors and officers of the corporation or another individual who acts or has acted at the corporation’s request as a director or officer, or in a similar capacity, of another entity will be entitled to indemnification from a CBCA corporation if the individual seeking indemnity has not been judged by a court or other competent authority to have committed any fault or omitted to do anything they ought to have done and fulfills conditions (a) and (b) set out above in this paragraph. A CBCA corporation may advance moneys to an indemnified individual for the costs, charges and expenses of a proceeding; however, such individual must repay the moneys if they do not fulfill conditions (a) and (b) set out above in this paragraph. CBCA corporations may purchase and maintain liability insurance for the benefit of those individuals entitled to indemnification under the CBCA. In the case of a derivative action, indemnification and advancement of moneys may only be made with court approval.

The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify any director or officer, or former director or officer, of the Registrant, or a person who, at the request of the Registrant, acts or has acted as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate), together with his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of the Registrant or such body corporate. Such director or officer, or former director or officer, must have acted honestly and in good faith, with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The by-laws also provide that the Registrant shall indemnify such a person in such other circumstances as the CBCA permits or requires.

The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBITS

Exhibit No.	Description
1.1	Form of Letter of Transmittal.
1.2	Form of Notice of Guaranteed Delivery.
2.1

Registration Rights Agreement dated as of June  30, 2020 among Teck Resources Limited and J.P. Morgan Securities LLC, BMO Capital Markets Corp., Goldman Sachs  & Co. LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC, ABN AMRO Securities (USA) LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BofA Securities, Inc., CIBC World Market Corp., MUFG Securities Americas Inc., National Bank of Canada Financial Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc. and TD Securities (USA) LLC.

4.1

Annual information form of the Registrant for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 40-F filed with the Securities and Exchange Commission on February 26, 2020 (Commission File No. 001-13184, the “Form 40-F”)).

4.2	Management’s discussion and analysis of the Registrant for the year ended December 31, 2019, dated February 26, 2020 (incorporated by reference to Exhibit 99.3 of the Form 40-F).
4.3

Audited consolidated financial statements, and the related notes thereto, of the Registrant for the years ended December 31, 2019 and 2018 and the auditors’ report thereon (incorporated by reference to Exhibit 99.2 of the Form 40-F).

4.4

Management’s discussion and analysis of the Registrant for the three and six months ended June 30, 2020, dated July 22, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K furnished to the Commission on September 17, 2020).

4.5

Unaudited consolidated interim financial statements of the Registrant, and the related notes thereto, for the three and six months ended June 30, 2020 and 2019 (incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K furnished to the Commission on September 17, 2020).

4.6

Management proxy circular of the Registrant dated February 28, 2020, for the annual meeting of shareholders held on April 21, 2020 (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, furnished to the Commission on March 20, 2020).

5.1	Consent of PricewaterhouseCoopers LLP.
5.2	Consent of McMillan LLP, Canadian counsel to the Registrant.
5.3	Consent of Rodrigo Marinho, P. Geo.
5.4	Consent of Fernando Angeles Beron, P. Eng.
5.5	Consent of Lucio Canchis, SME Registered Member.
5.6	Consent of Don Mills, P. Geo.
5.7	Consent of Robin Gold, P. Eng.
5.8	Consent of GLJ Ltd.
6.1	Powers of Attorney (included on the signature pages of this Registration Statement on Form F-10).
7.1

Indenture, dated as of June 30, 2020 between Teck Resources Limited, as issuer, and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, furnished to the Commission on July 2, 2020).

7.2	Statement of Eligibility of the Trustee of Form T-1.

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PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) Concurrently with the filing of this Registration Statement on Form F-10, the Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada on this 17th day of September, 2020.

TECK RESOURCES LIMITED

By:	/s/ Amanda R. Robinson
Name: Amanda R. Robinson
Title: Corporate Secretary

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POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter C. Rozee or Amanda R. Robinson, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald R. Lindsay	President, Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2020

Donald R. Lindsay

/s/ Ronald A. Millos	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	September 17, 2020

Ronald A. Millos

/s/ Crystal Prystai

Crystal Prystai	Vice President and Corporate Controller (Principal Accounting Officer)	September 17, 2020

/s/ Sheila A. Murray

Sheila A. Murray	Board Chair and Director	September 17, 2020

/s/ Norman B. Keevil III

Norman B. Keevil III	Vice Chair of Board and Director	September 17, 2020

/s/ Mayank M. Ashar

Mayank M. Ashar	Director	September 17, 2020

Quan Chong	Director

/s/ Eiichi Fukuda

Eiichi Fukuda	Director	September 17, 2020

/s/ Edward C. Dowling

Edward C. Dowling	Director	September 17, 2020

/s/ Toru Higo

Toru Higo	Director	September 17, 2020

/s/ Tracey L. McVicar

Tracey L. McVicar	Director	September 17, 2020

/s/ Kenneth W. Pickering

Kenneth W. Pickering	Director	September 17, 2020

/s/ Una M. Power

Una M. Power	Director	September 17, 2020

Timothy R. Snider	Director

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Teck Resources Limited in the United States, on this 17th day of September, 2020.

TECK AMERICAN INCORPORATED

By:	/s/ Trevor S. Hall
Name:	Trevor S. Hall
Title:	Secretary

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